UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GoDaddy Inc.

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GODADDY INC.
14455 N. Hayden Road
Scottsdale, Arizona 85260
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. PDT on Tuesday, June 4, 2019
Dear Stockholders of GoDaddy Inc.:
The 2019 annual meeting of stockholders, or the Annual Meeting, of GoDaddy Inc., or the Company, a Delaware corporation, will be held on Tuesday, June 4, 2019 at 8:00 a.m. PDT, at the Company's headquarters located at 14455 N. Hayden Road, Scottsdale, Arizona 85260, Building C - Conference Room, for the following purposes, as more fully described in the accompanying proxy statement:

1.	to elect three Class I directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier death, resignation or removal;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019;

3.	to approve named executive officer compensation in a non-binding advisory vote; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors, or our Board, has fixed the close of business on Friday, April 12, 2019 as the record date for the Annual Meeting. Only stockholders of record on April 12, 2019 are entitled to notice of, and to vote at, the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 25, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and our 2018 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2018 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of GoDaddy Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.
By order of the Board of Directors,
Scott W. Wagner
Chief Executive Officer and Director
Scottsdale, Arizona
April 25, 2019

GODADDY INC.
PROXY STATEMENT
FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. PDT on Tuesday, June 4, 2019
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board for use at the Annual Meeting of the Company, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Tuesday, June 4, 2019 at 8:00 a.m. PDT, at the Company's headquarters located at 14455 N. Hayden Road, Scottsdale, Arizona 85260, Building C - Conference Room. A Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access this proxy statement and our 2018 annual report is first being mailed on or about April 25, 2019 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:

•
the election of three Class I directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier death, resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019;

•	a non-binding advisory vote on executive compensation; and

•	any other business as may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
Our Board recommends a vote:

•	"FOR" the election of Caroline Donahue, Charles J. Robel and Scott W. Wagner as Class I directors;

•	"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

•	"FOR" the approval of named executive officer compensation pursuant to a non-binding advisory vote.
Who is entitled to vote?
Holders of our Class A common stock and Class B common stock as of the close of business on April 12, 2019, or the record date, may vote at the Annual Meeting. As of the record date, there were 175,435,072 shares of our Class A common stock and 1,633,018 shares of our Class B common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our Class A common stock and Class B common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our Class A common stock and Class B common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If shares of our Class A common stock and Class B common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in "street name," and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our Class A common stock and Class B common stock in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as "street name stockholders."
How do I vote?
If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 3, 2019 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before or at the Annual Meeting by:

•	entering a new vote by Internet, in person or by telephone;

•	returning a later-dated proxy card;

•	notifying our Secretary, in writing, at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260; or

•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 7:30 a.m. PDT and the Annual Meeting will begin at 8:00 a.m. PDT. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver's license or passport; and

•
if you are a street name stockholder, proof of beneficial ownership as of the record date, April 12, 2019, such as your most recent account statement reflecting your stock ownership as of that date, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.
Please allow ample time for check-in. Parking may be limited. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Scott W. Wagner and Ray E. Winborne have been designated as proxies by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission, or the SEC, we have elected to furnish our proxy materials, including this proxy statement and our 2018 annual report, primarily via the Internet. On or about April 25, 2019, we expect to mail to all stockholders the Notice containing instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials and 2018 annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. "Plurality" means that the nominees who receive the largest number of votes cast "for" are elected as directors. As a result, any shares not voted "for" a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee's favor and will have no effect on the outcome of the election. You may vote "for" or "withhold" on each of the nominees for election as a director.

•
Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of holders of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes cast, and thus, will have the same effect as votes "against" the proposal.

•
Proposal No. 3: The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will result in the approval of the compensation of our named executive officers. You may vote "for" or "against," or abstain from voting on Proposal 3. Abstentions are considered votes cast, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on our Board or us. However, our Board or our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

What is the quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws, or our Bylaws, and Delaware law. The holders of record of a majority of the voting power of the issued and outstanding shares of our capital stock (holders of the Class A common stock and Class B common stock) entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, including the Annual Meeting. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our Class A common stock and Class B common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole "routine" matter - the proposal to ratify the appointment of Ernst & Young LLP.

Is my vote confidential?
Proxy instructions, ballots and voting tabulations identifying individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within GoDaddy Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
GoDaddy Inc.
Attention: Corporate Secretary
14455 N. Hayden Road
Scottsdale, Arizona
(480) 505-8800
Stockholders who beneficially own shares of our Class A common stock or Class B common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. Stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
GoDaddy Inc.
Attention: Corporate Secretary
14455 N. Hayden Road
Scottsdale, Arizona
(480) 505-8800
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) provided for in our Stockholder Agreement (as defined herein), (ii) pursuant to our notice of meeting delivered pursuant to Section 2.04 of our Bylaws, (iii) by or at the direction of our Board or any authorized committee thereof, or (iv) properly brought before the annual meeting by any stockholder who is entitled to vote at the meeting, who, has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our annual meeting of stockholders in 2020, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 5, 2020; and

•	not later than the close of business on March 6, 2020.
In the event we hold our 2020 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of the preceding annual meeting, notice of a stockholder proposal not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations must include the nominee's name and qualifications for membership on our Board and should be directed to our Secretary in writing at the address set forth above. Following verification of the stockholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Nominating and Corporate Governance Committee. For additional information regarding stockholder recommendations for director candidates, see the section titled "Board of Directors and Corporate Governance-Stockholder Recommendations for Nominations to the Board of Directors."
In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our Bylaws, which, in general, require the notice to be received by our Secretary within the time period described above under "Stockholder Proposals" for stockholder proposals not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our Bylaws may be obtained by accessing our filings on the SEC's website at www.sec.gov. You may also contact our Secretary, in writing, at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board, which is currently comprised of ten members. Our Board has determined that all members of our Board, except our chief executive officer, or CEO, Scott Wagner are "independent directors," as defined under the rules of the New York Stock Exchange, or the NYSE. John I. Park will not stand for re-election at the Annual Meeting, but will continue to serve as a member of our Board until the expiration of his current term ending on the date of the Annual Meeting. As a result, the size of our Board will decrease to nine members immediately prior to the commencement of the Annual Meeting. Our Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director's term continues until the election and qualification of a successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Upon the recommendation of our Nominating and Corporate Governance Committee, we are nominating Caroline Donahue, Charles J. Robel and Scott W. Wagner to serve as Class I directors. If elected, Ms. Donahue and Messrs. Robel and Wagner will hold office for a three-year term until the annual meeting of stockholders to be held in 2022.
Set forth below are the names and certain information about the nominees for Class I directors. The names of, and certain information about, the continuing members of our Board are also set forth below. All information is as of April 25, 2019.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Caroline Donahue(1)	I	58	Director	2018	2019	2022
Charles J. Robel(1)(3)	I	69	Chairman of the Board	2014	2019	2022
Scott W. Wagner	I	48	Chief Executive Officer and Director	2018	2019	2022
Continuing Directors
Mark Garrett(1)	II	61	Director	2018	2020	—
Ryan Roslansky	II	41	Director	2018	2020	—
Lee E. Wittlinger	II	36	Director	2014	2020	—
Herald Y. Chen(2)(3)	III	49	Director	2014	2021	—
Gregory K. Mondre(2)(3)	III	44	Director	2014	2021	—
Brian H. Sharples(2)	III	58	Director	2016	2021	—

(1)	Member of our Audit and Finance Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Nominating and Corporate Governance Committee.
Nominees for Director
Caroline Donahue has served as a member of GoDaddy's Board since July 2018. Ms. Donahue served as the Chief Marketing and Sales Officer and Executive Vice President of Intuit Inc. from August 2012 to September 2016. Ms. Donahue currently serves on the board of directors of Experian plc, a global information services company providing data and analytical tools, and several non-profit organizations. Ms. Donahue graduated from Northwestern University, where she received a B.A. degree in English.
We believe Ms. Donahue is qualified to serve as a member of our Board because of her extensive international markets and technology experience and knowledge of consumer sales and marketing, innovation and consumer-centricity. The Board also benefits from her insight and extensive experience in mass-market, digital, multi-channel and business-to-consumer distribution, marketing and brand and sales management.
Charles J. Robel has served as a member of our Board since its formation in May 2014, as Chairman of the Board since March 2015, and as a member of the board of directors of Desert Newco, LLC, or Desert Newco, from December 2011 to March 2015. From May 2008 until December 2011, when certain investors acquired a controlling interest in Desert Newco, he also served as a member of the board of directors. From November 2005 to August 2015, Mr. Robel served as a member of the board of directors of Informatica Corporation, a software company. Mr. Robel served as a member of the board of directors of Autodesk, Inc., a software company, from June 2011 to December 2014, he served as a member of the board of directors of Palo Alto Networks, Inc., a network enterprise security company, from January 2011 to June 2017, he served as a member of the board of directors of Jive Software, Inc., a collaborative software company, and from January 2007 to February 2019, he served as a member of the board of directors of Model N, Inc., a software company. Mr. Robel also serves on the board of directors of a private company. Mr. Robel holds a B.S. degree in Accounting from Arizona State University.
We believe Mr. Robel is qualified to serve as a member of our Board because of his financial, accounting and compliance expertise, and his experience serving on the board of directors of other public and private technology companies.
Scott W. Wagner has served as our CEO and as a member of our Board since January 2018. Mr. Wagner served as our President from July 2016 to December 2017. Mr. Wagner previously served as our Chief Operating Officer from May 2013 to December 2017, as our Chief Financial Officer from May 2013 to July 2016, and as our Interim CEO from July 2012 to January 2013. Mr. Wagner holds a B.A. degree in Economics, magna cum laude, from Yale University and an M.B.A. degree from Harvard Business School.
We believe Mr. Wagner is qualified to serve as a member of our Board because of the perspective he brings as our CEO, his extensive management experience at our company and his expertise in strategy and operations.
Continuing Directors
Herald Y. Chen has served as a member of our Board since its formation in May 2014. Mr. Chen served as a member of the board of directors and executive committee of Desert Newco, from December 2011 to March 2015. Mr. Chen rejoined KKR in 2007, having previously worked for the firm from 1995 to 1997 and co-heads the firm's Technology industry team. Mr. Chen currently serves on the board of directors of several private companies. Mr. Chen holds a B.S. degree in Economics (Finance), a B.S.E. degree in Mechanical Engineering from the University of Pennsylvania, and an M.B.A. degree from the Stanford University Graduate School of Business.
We believe Mr. Chen is qualified to serve as a member of our Board because of his experience in the technology industry as an investment professional and his strategic insight and operational leadership as a former executive of technology companies.
Gregory K. Mondre has served as a member of our Board since its formation in May 2014. Mr. Mondre served as a member of the board of directors and executive committee of Desert Newco from December 2011 to March 2015. Mr. Mondre is a Managing Partner and Managing Director with Silver Lake Group, L.L.C. He joined Silver Lake in 1999 and has significant experience in private equity investing and expertise in technology and technology-enabled industries. Mr. Mondre currently serves on the board of directors of Motorola Solutions, Inc. and several private companies. He has also previously served as a director of Sabre Corporation. Mr. Mondre holds a B.S. degree in Economics from the Wharton School at the University of Pennsylvania.
We believe Mr. Mondre is qualified to serve as a member of our Board because of his expertise in financial matters and the experience and perspective he has obtained as an investor in, and board member of, numerous technology companies.
Mark Garrett has served as a member of our Board since February 2018. Mr. Garrett has served as a Special Adviser at General Atlantic since June 2018. From February 2007 to April 2018, Mr. Garrett served as Executive Vice President and Chief Financial Officer of Adobe Systems Incorporated, a global software company. Since July 2015, Mr. Garrett has served on the board of directors of Pure Storage, Inc., a data management company, and since April 2018, on the board of directors of Cisco Systems, Inc. He also currently serves on the board of directors of several private companies. Mr. Garrett previously served on the board of directors of Model N, Inc., a software company, from January 2008 to May 2016. Mr. Garrett holds a B.A. in Accounting and Marketing from Boston University and an M.B.A. degree in Organizational Behavior from Marist College.
We believe Mr. Garrett is qualified to serve as a member of our Board because of his financial and accounting expertise and his executive experience with other technology companies.
Ryan Roslansky has served as a member of our Board since July 2018. Mr. Roslansky has served in various roles at LinkedIn since joining in May 2009, including most recently as the global head of product at LinkedIn. Prior to LinkedIn, Mr. Roslansky was the SVP of Product at Glam Media, and held various product and general management positions at Yahoo!, including spearheading the acquisition of Overture in 2003.
We believe Mr. Roslansky is qualified to serve as a member of our Board because of his experience and perspective as an executive in the technology industry.

Brian H. Sharples has served as a member of our Board since March 2016. From April 2004 through September 2016, Mr. Sharples served as Chief Executive Officer of HomeAway, Inc., a vacation rental marketplace. Mr. Sharples served as Chairman of HomeAway until January 2017, and as a member of the board of directors of Kayak Software Corporation, a software company, from 2010 to 2015. From 2014 to 2017, Mr. Sharples served on the board of directors of RetailMeNot, Inc. He currently serves on the board of directors of Yelp, Inc., an interative social platform for consumers and businesses, Ally Financial Inc., a financial services company, and several private companies. Mr. Sharples holds a B.S. degree in Math and Economics from Colby College and an M.B.A. degree from the Stanford University Graduate School of Business.
We believe Mr. Sharples is qualified to serve as a member of our Board because of his extensive experience as an executive of companies in the technology industry.
Lee E. Wittlinger has served as a member of our Board since its formation in May 2014. Mr. Wittlinger served as a member of the board of directors of Desert Newco from February 2014 to March 2015. Mr. Wittlinger joined Silver Lake in July 2007 and has served as Managing Director since January 2018. From June 2005 to June 2007, Mr. Wittlinger worked as an investment banker at Goldman, Sachs & Co. LLC. Mr. Wittlinger currently serves on the board of directors of AMC Entertainment Holdings, Inc., a theatrical exhibition business, and several private companies. Mr. Wittlinger graduated summa cum laude from the Wharton School of the University of Pennsylvania, where he received a B.S. degree in Economics.
We believe Mr. Wittlinger is qualified to serve as a member of our Board because of his experience and perspective as an investment professional and banker in the technology industry.
Director Independence
Our Board has determined that each of our directors, except our CEO Scott Wagner, qualifies as an "Independent Director," as that term is defined in the NYSE listing standards.
Our Board has also determined that each member of the Audit and Finance Committee and the Compensation Committee of the Board meets the independence requirements applicable to those committees as prescribed by the NYSE listing standards and, with respect to the Audit and Finance Committee, under applicable SEC rules and regulations. There are no family relationships between or among our directors, nominees or executive officers.
Role of the Board
The role of our Board is to oversee the performance of our CEO, and other senior management and to assure the best interests of our stockholders are being served. The directors provide oversight in the formulation of our long-term strategic, financial and organizational goals and of the plans designed to achieve those goals. The day-to-day business is carried out by our employees, managers and officers, under the direction of our CEO and the oversight of our Board, to enhance our long term value for the benefit of our stockholders. Our Board reviews and approves standards and policies to ensure we are committed to achieving our objectives through the maintenance of the highest standards of responsible conduct and ethics.
Our Board understands that effective directors act on an informed basis after thorough inquiry and careful review, appropriate in scope to the magnitude of the matter being considered. The directors know their position requires them to ask probing questions of management and outside advisors. The directors also rely on the advice, reports and opinions of management, counsel and expert advisors. In doing so, our Board evaluates the qualifications of those it relies upon for information and advice and also looks to the processes used by managers and advisors in reaching their recommendations. In addition, our Board has the authority to hire outside advisors at our expense if they feel it is appropriate.
Board and Board Committees Self-Evaluation Process
Board and committee evaluations play a critical role in ensuring the effective functioning of our Board and Board committees. Our Board annually evaluates the performance of the Board and its committees. As part of the Board's self-assessment process, directors are provided with detailed questionnaires and participate in a guided, interview-based self-evaluation designed to offer a thoughtful and substantive reflection on the Board's and committees' performance. The questionnaires and interviews consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. As set forth in its charter, the Nominating and Corporate Governance Committee oversees the Board and committee self-evaluation process. The Nominating and Corporate Governance Committee reviews the questionnaires and considers whether changes are recommended, and reports the results to the Board.

Chairperson
Our Corporate Governance Guidelines provide that our Board may, but is not required to, elect a chairperson. If our Board chooses to elect a chairperson, the chairperson will be elected annually by a majority of the directors upon a recommendation from the Nominating and Corporate Governance Committee. Charles J. Robel has served as Chairman of the Board since March 2015. Since 2015, Mr. Robel has also chaired executive sessions of the Board based on his expertise in matters of the Board and his ability to liaise with our other directors.
Board Meetings and Committees
During the year ended December 31, 2018, our Board held eleven meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Richard Kimball resigned from our Board effective February 2018 in connection with Technology Crossover Ventures', or TCV's, sale of all of its equity interest in the Company. Elizabeth Rafael resigned from our Board effective May 2018 and transitioned to an internal role at the Company as Chief Transformation Officer. Blake Irving resigned from our Board effective June 2018 following his resignation as CEO on December 31, 2017. Robert Parsons resigned from our Board effective October 2018 following YAM Special Holdings, Inc.'s, or YAM's, sale of all of its equity interest in the Company.
Directors are expected to prepare for, attend and actively participate in all Board and committee meetings. We strongly encourage, but do not require, members of our Board to attend our annual meetings of stockholders.
Our Board has established three standing committees: an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board.
Audit and Finance Committee
During 2018, our Audit and Finance Committee held six meetings. Our Audit and Finance Committee is comprised of Messrs. Garrett and Robel and Ms. Donahue, with Mr. Robel serving as chairman. Mr. Sharples resigned from our Audit and Finance Committee in February 2018. Ms. Rafael resigned from our Audit and Finance Committee in May 2018 in connection with her resignation from our Board. The composition of our Audit and Finance Committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations, including Rule 10A-3(b)(1)(iv) of the Securities Exchange Act of 1934 as amended, or the Exchange Act. Each member of our Audit and Finance Committee also meets the financial literacy requirements of the current NYSE listing standards. In addition, our Board has determined that Messrs. Garrett and Robel are "financial experts" within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our Audit and Finance Committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•
discusses the scope and results of the audit with the independent registered public accounting firm and reviews our interim and year end operating results with management and the independent registered public accounting firm;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviews our policies on risk assessment and risk management, including guidelines and policies with respect to risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment, tax and cybersecurity matters;

•	reviews related party transactions;

•
at least annually, obtains and reviews a report by the independent registered public accounting firm describing our internal control procedures, any material issues with such procedures and any steps taken to deal with such issues;

•	reviews overall effectiveness of Company's legal, regulatory and ethical compliance programs and compliance with export control regulations; and

•
approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit and Finance Committee operates under a written charter satisfying the applicable rules of the SEC and the listing standards of the NYSE, a copy of which is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Compensation Committee
During 2018, our Compensation Committee held five meetings. Our Compensation Committee is comprised of Messrs. Chen, Mondre and Sharples, with Mr. Chen serving as chairman during 2018 and Mr. Sharples replacing him as chairman in March 2019. The composition of our Compensation Committee meets the requirements for independence under current NYSE listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	provides oversight of our compensation policies, plans and benefits programs and our overall compensation philosophy;

•
assists our Board in discharging its responsibilities relating to (i) oversight of the compensation of our CEO and other executive officers (including officers reporting under Section 16 of the Exchange Act) and (ii) approving and evaluating our executive officer compensation plans, policies and programs; and

•	administers our equity compensation plans for our executive officers, employees, directors and other service providers.
Our Compensation Committee seeks to ensure our compensation plans, policies and programs are structured to attract, retain and motivate the best available personnel for positions of substantial responsibility with us, to provide incentives for such persons to perform to the best of their abilities for us and to promote the success of our business. The Compensation Committee conducts an annual review of director compensation. This review includes input from Vareo Advisors, LLC, an independent compensation consultant, or Vareo, in order to evaluate director compensation compared to other companies of like size in the industry. Any change in Board compensation must be approved by the full Board.
Our Compensation Committee operates under a written charter satisfying the applicable rules of the SEC and the listing standards of the NYSE, a copy of which is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Nominating and Corporate Governance Committee
During 2018, our Nominating and Corporate Governance Committee held two meetings. Our Nominating and Corporate Governance Committee is comprised of Messrs. Chen, Mondre and Robel, with Mr. Mondre serving as chairman during 2018 and Mr. Robel replacing him as chairman in March 2019. Mr. Parsons resigned from our Nominating and Corporate Governance Committee in April 2018. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current NYSE listing standards. Our Nominating and Corporate Governance Committee, among other things:

•
identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees in accordance with the requirements of the Stockholder Agreement;

•	evaluates the performance of our Board and of individual directors;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	reviews developments in corporate governance practices and considers initiatives in corporate responsibility, sustainability and community involvement; and

•	develops and makes recommendations to our Board regarding corporate governance guidelines and matters.
Our Nominating and Corporate Governance Committee operates under a written charter satisfying the applicable listing standards of the NYSE, a copy of which is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Compensation Committee Interlocks
None of the members of our Compensation Committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers, among other things:

•
the qualifications, skills and other expertise required to be a director and recommends to our Board for its approval criteria to be considered in selecting nominees for director, or the Director Criteria;

•	evaluates the current composition of our Board and its committees, determines future requirements and makes recommendations to our Board for approval consistent with the Director Criteria;

•
identifies, evaluates and selects, or recommends for the selection of our Board candidates to fill new positions or vacancies on our Board consistent with the Director Criteria and the Stockholder Agreement;

•
considers any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of our amended and restated certificate of incorporation, or the Certificate, and our Bylaws;

•
evaluates the performance of individual members of our Board eligible for re-election, and selects, or recommends for the selection of our Board, the director nominees by class for election to our Board;

•	considers our Board's leadership structure, including whether to appoint a Chairman of our Board, and make such recommendations to our Board;

•	develops and reviews periodically the policies and procedures for considering stockholder nominees for election to our Board;

•	evaluates and recommends termination of membership of individual directors for cause or other appropriate reasons; and

•	evaluates the "independence" of directors and director nominees against the independence requirements of the NYSE, applicable rules and regulations promulgated by the SEC and other applicable laws.
Other than the foregoing, there are no stated minimum criteria for director nominees.
After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee reports to our Board its recommendations. Our Nominating and Corporate Governance Committee considers diversity including, but not limited to, highly qualified women and individuals from minority groups, backgrounds and viewpoints when considering nominees for director but has not established a formal policy regarding diversity in identifying director nominees.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee considers candidates for director recommended by stockholders so long as such recommendations and nominations comply with our Certificate, our Bylaws, NYSE rules and regulations and applicable laws, including SEC rules and regulations.
Nominations of persons for election to our Board may be made by any stockholder who is entitled to vote at the meeting, who complies with the notice requirements set forth in our Bylaws and who was a stockholder of record at the time such notice was delivered to our Secretary.
For nominations to be properly brought a stockholder must give timely notice in writing to our Secretary. To be timely, a stockholder's notice shall be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the preceding year's annual meeting. In the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days, from the anniversary date of the previous year's meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the day on which Public Announcement (as defined in our Bylaws) of the date of such meeting is made.
Such stockholder's notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or as otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, including such person's written consent to be named in the proxy statement as a nominee and to serving as a director if elected.

Any stockholder nominations should be sent in writing to our Secretary at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260. To be timely for the 2020 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 5, 2020 and no later than March 6, 2020.
Communications with the Board of Directors
Interested parties wishing to communicate with our Board, or with an individual member or members of our Board, may do so by writing to our Board, or to the particular member or members of our Board, and mailing the correspondence to our Chief Legal Officer at GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Chief Legal Officer, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our Board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted our Corporate Governance Guidelines, which reflect our Board's commitment to a system of governance enhancing corporate responsibility and accountability, as well as compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE. Our Corporate Governance Guidelines are available on our website at https://aboutus.godaddy.net/investor-relations/governance. In addition, our Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees, directors and executive officers, including our CEO, chief financial officer and senior financial officers. The Code of Business Conduct and Ethics considers questions of possible conflicts of interest of directors and corporate officers; and approves or prohibits any involvement of such persons in matters that may involve a conflict of interest or corporate opportunity. This Code of Business Conduct and Ethics is posted on our website at https://aboutus.godaddy.net/investor-relations/governance. We intend to disclose on our website any amendments to our Corporate Governance Guidelines and Code of Business Conduct and Ethics, or any waivers of its requirements.
Risk Management
While our Board is ultimately responsible for risk oversight, our Board committees assist our full Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit and Finance Committee provides oversight and review at least annually and discusses with management and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control those exposures, including our guidelines and polices with respect to risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment and tax matters, as well as any other enterprise risk management or business continuity matters our Board may delegate.
Non-Employee Director Compensation
Pursuant to our Outside Director Compensation Policy in effect during fiscal year 2018, each member of our Board who is not our employee and is not affiliated with a holder of greater than 5% of any class or series of capital stock, or an Eligible Director, will receive cash and equity compensation for Board services as described below. Due to this eligibility restriction, Messrs. Chen, Mondre and Wittlinger historically have not received compensation for their services as a member of the Board because of their affiliation with KKR or Silver Lake. However, beginning in February 2019, the affiliates of KKR and Silver Lake no longer held more than 5% of any of class or series of capital stock of ours, and therefore the eligibility restriction under our Outside Director Compensation Policy no longer applies to these directors. As a result, each of Messrs. Chen, Mondre and Wittlinger is eligible to receive compensation under the Outside Director Compensation Policy beginning in 2019.
The Outside Director Compensation Policy initially was developed and approved in connection with our initial public offering, or IPO, after a review of competitive non-employee director compensation data and analyses. We periodically review the type and form of compensation paid to our non-employee directors, which includes a market assessment performed by Vareo.

Cash Retainers
Our Eligible Directors are entitled to receive the following annual cash retainers for their services:

•	$50,000 per year for service as a Board member;

•	$50,000 per year for service as chair of the Board;

•	$20,000 per year for service as chair of the Audit and Finance Committee;

•	$15,000 per year for service as a member of the Audit and Finance Committee;

•	$16,000 per year for service as chair of the Compensation Committee;

•	$12,000 per year for service as a member of the Compensation Committee;

•	$8,000 per year for service as chair of the Nominating and Corporate Governance Committee; and

•	$6,000 per year for service as a member of the Nominating and Corporate Governance Committee.
Each Eligible Director is entitled to receive a prorated annual cash retainer based on the number of months he or she has, or will have, provided services to us in the fiscal year in which he or she was elected.
Equity Compensation
Initial Award. Each person who became an Eligible Director following our IPO was automatically granted restricted stock units, or RSUs, with a value of $220,000. For grants made prior to January 1, 2018, the RSUs vest annually over the next three anniversaries of the grant date, subject to the Eligible Director continuing to be a service provider. For grants made after January 1, 2018, the RSUs vest on the first anniversary of the grant date, subject to the Eligible Director continuing to be a service provider.
Annual Award. On the date of each annual meeting each Eligible Director will be granted RSUs with a value of $220,000; starting with our annual meeting in 2017, each Eligible Director will have had to have served on our Board for at least six months as of the time of the annual meeting to be eligible for such RSU grant. In addition, the chairperson of the board will receive an annual award of RSUs with a value of $80,000 for his or her service as chairman of our Board. The RSUs vest fully on the day immediately prior to the next annual meeting after the effective date of grant, subject to the Eligible Director continuing to be a service provider.
In the first quarter of 2018, the Compensation Committee (as described in the "Compensation Decision Process" section below) adopted a policy for all future grants of equity awards (including awards made under our Outside Director Compensation Policy) that the number of shares for any equity award will be determined by dividing the specified value by the per share price determined based on the volume-weighted average price for the 30 trading days immediately preceding the grant date, and in the case of options, this per share price is then multiplied by the relationship between our calculated Black-Scholes value to the grant date stock price. This policy was effective for option awards granted on or after February 23, 2018 and for RSUs and performance-RSUs granted on or after March 7, 2018. The Compensation Committee subsequently amended the policy to provide that for new hire awards, beginning in 2019 (including initial awards to directors under the Outside Director Compensation Policy), the per share price for these purposes is calculated based on the volume-weighted average price for the 30 trading days immediately preceding the last trading day of the month prior to the month of the hire date (or appointment date in the case of directors).
Pursuant to our 2015 Equity Incentive Plan, or the 2015 Plan, an Eligible Director may not receive in any fiscal year awards with a grant date fair value in excess of $1.0 million or ($2.0 million in connection with initial service as an Eligible Director). Awards granted to an individual while an employee or consultant, but not an Eligible Director, will not count for purposes of this limitation.
Equity Ownership Guidelines for Non-Employee Directors
In March 2019, we adopted equity ownership guidelines for non-employee directors that receive compensation under our Outside Director Compensation Policy. These guidelines provide that each of these non-employee directors is expected to attain a minimum equity interest ownership equal to three times the annual cash retainer (not including any additional fees received for committee service or serving as a chair of a committee) for Board service as follows: (i) for existing non-employee directors by our 2024 annual stockholder meeting, and then throughout such director's tenure on the Board and (ii) for any new directors, by the fifth annual stockholder meeting after he or she joins the Board, and then throughout such director's tenure on the Board.

2018 Non-Employee Director Compensation
The following table summarizes compensation for each of our non-employee directors during the year ended December 31, 2018. For all of our non-employee directors, we offer to reimburse any travel expenses or other related expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Herald Y. Chen	—	—	—	—
Caroline Donahue(4)	27,083	216,162	5,757	249,002
Mark Garrett(5)	65,000	219,951	10,001	294,952
Blake J. Irving(6)	12,500	—	82,514	95,014
Richard H. Kimball(7)	—	—	—	—
Gregory K. Mondre	—	—	—	—
John I. Park	—	—	—	—
Bob Parsons(8)	—	—	11,193	11,193
Elizabeth S. Rafael(9)	65,000	—	6,218	71,218
Charles J. Robel(10)	126,000	318,537	7,104	451,641
Ryan Roslansky(11)	20,833	216,162	—	236,995
Brian H. Sharples(12)	77,000	233,584	—	310,584
Lee E. Wittlinger	—	—	—	—

(1)
These amounts reflect annual cash retainers earned during fiscal 2018 for his or her service as a member of our Board, or as a member of one or more Board committees, in accordance with our Outside Director Compensation Policy described above. For Ms. Donahue and Mr. Roslansky, this amount reflects prorated fees earned in fiscal 2018 but paid in fiscal 2019.

(2)	These amounts reflect the grant date fair value of the RSUs granted during 2018, as described under "Equity Compensation" above.

(3)
These amounts reflect health insurance benefits for his or her service as a member of our Board. Mr. Irving's amount also includes a $75,000 payment in lieu of equity compensation for his service as a non-employee director from March 1, 2018 to June 6, 2018.

(4)	Ms. Donahue was appointed to our Board effective July 30, 2018. As of December 31, 2018, Ms. Donahue held 2,947 RSUs.

(5)	Mr. Garrett was appointed to our Board effective February 1, 2018. As of December 31, 2018, Mr. Garrett held 3,927 RSUs.

(6)	Mr. Irving resigned from our Board effective June 6, 2018.

(7)	Mr. Kimball resigned from our Board effective February 1, 2018.

(8)	Mr. Parsons resigned from our Board effective October 5, 2018.

(9)
Ms. Rafael resigned from our Board effective May 14, 2018 and transitioned to an internal role at the Company as Chief Transformation Officer. See "Certain Relationships and Related Party and Other Transactions" for additional information.

(10)	As of December 31, 2018, Mr. Robel held 4,297 RSUs and stock options to purchase a total of 53,627 shares of our Class A Common Stock.

(11)	Mr. Roslansky was appointed to our Board effective July 10, 2018. As of December 31, 2018, Mr. Roslansky held 2,947 RSUs.

(12)	As of December 31, 2018, Mr. Sharples held 5,495 RSUs.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is currently comprised of ten members. In accordance with our Certificate, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring. John I. Park will not stand for re-election at the Annual Meeting, but will continue to serve as a member of our Board until the expiration of his current term ending on the date of the Annual Meeting. As a result, the size of our Board will decrease to nine members immediately prior to the commencement of the Annual Meeting.
Each director's term continues until the election and qualification of his successor, or such director's earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board has approved, Caroline Donahue, Charles J. Robel and Scott W. Wagner as nominees for election as Class I directors at the Annual Meeting. If elected, each of Ms. Donahue and Messrs. Robel and Wagner will serve as Class I directors until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a member of our Board. For information concerning the nominees, please see the section titled "Board of Directors and Corporate Governance."
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted "FOR" the election of Ms. Donahue and Messrs. Robel and Wagner. We expect that Ms. Donahue and Messrs. Robel and Wagner will accept such nomination; however, in the event a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our Class A common stock and Class B common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD RECOMMENDS A VOTE "FOR" EACH
OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit and Finance Committee has reappointed Ernst & Young LLP, or Ernst & Young, to be our independent registered public accounting firm for the year ending December 31, 2019. Ernst & Young has served as our independent registered public accounting firm since 2004.
Notwithstanding the appointment of Ernst & Young, and even if our stockholders ratify the appointment, our Audit and Finance Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our Audit and Finance Committee believes such a change would be in the best interests of us and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2019. Our Audit and Finance Committee is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders' views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of Ernst & Young, our Board may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered by Ernst & Young for the years ended December 31, 2017 and 2018 ($ in thousands):

	2017	2018
Audit Fees(1)	$4,003	$4,352
Audit-Related Fees(2)	804	43
Tax Fees(3)	138	76
All Other Fees	—	—
Total Fees	$4,945	$4,471

(1)
Audit Fees consist of professional services and expenses rendered in connection with (a) the audit of our annual consolidated financial statements and internal control over financial reporting, (b) the review of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, (c) statutory and regulatory filings or engagements and (d) our securities offerings.

(2)	Audit-Related Fees consist of professional services and expenses rendered in connection with acquisition due diligence and transaction-based tax matters.

(3)	Tax Fees consist of fees for professional services and expenses for tax compliance, tax advice and tax planning.
Auditor Independence
During 2018, there were no other professional services provided by Ernst & Young that would have required our Audit and Finance Committee to consider their compatibility with maintaining the independence of Ernst & Young.
Audit and Finance Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit and Finance Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit and Finance Committee is required to pre-approve all audit and permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Vote Required
The ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the shares of our Class A common stock and Class B common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon (i.e., the number of votes cast in favor of the proposal exceeds the aggregate of votes cast against the proposal plus abstentions).
THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the "Executive Compensation" section of this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, policies and practices as described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will be able to consider when determining executive compensation for the remainder of the current year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with our stockholders to understand and consider our stockholders' concerns, and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.
We believe the information we have provided in the "Executive Compensation" section of this proxy statement, and in particular the information discussed in "Executive Compensation-Compensation Discussion and Analysis," demonstrates that our executive compensation program has been designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term value creation. Accordingly, we ask our stockholders to vote "FOR" the resolution at the Annual Meeting.
Vote Required
The say-on-pay vote is advisory, and therefore not binding on us. Abstentions are considered votes cast, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our Board or our Compensation Committee. However, our Board and our Compensation Committee value the opinions of our stockholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation.
THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF
THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
The Audit and Finance Committee is a committee of the Board comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The Audit and Finance Committee operates under a written charter approved by our Board, which is available on the Corporate Governance portion of our website at https://aboutus.godaddy.net/investor-relations/governance. The composition of the Audit and Finance Committee, the attributes of its members and the responsibilities of the Audit and Finance Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit and Finance Committee reviews and assesses the adequacy of its charter and the Audit and Finance Committee's performance on an annual basis.
With respect to the company's financial reporting process, the company's management is responsible for (1) establishing and maintaining internal controls and (2) preparing the company's consolidated financial statements. Our independent registered public accounting firm, Ernst & Young, is responsible for auditing the company's consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with United States generally accepted accounting principles and expressing an opinion as to the effectiveness of the company's internal controls over financial reporting. It is the responsibility of the Audit and Finance Committee to oversee these activities. It is not the responsibility of the Audit and Finance Committee to prepare our consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit and Finance Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and Ernst & Young;

•
discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as issued by the Public Company Accounting Oversight Board; and

•
received the written disclosures and the letter from Ernst & Young required by Rule 3526 of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit and Finance Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the Audit and Finance Committee's review and discussions with management and Ernst & Young, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements be included in our 2018 Annual Report on Form 10-K, filed on February 22, 2019, or the 2018 Form 10-K, for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the Audit and Finance Committee:
Charles J. Robel (Chairman)
Caroline Donahue
Mark Garrett

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 25, 2019. Officers are appointed by our Board to hold office until their successors are appointed and qualified.

Name	Age	Position(s)
Scott W. Wagner	48	Chief Executive Officer and Director
Raymond E. Winborne	51	Chief Financial Officer
James M. Carroll	48	Chief Platform and Globalization Officer and Executive Vice President, Global Platform Development
Arne M. Josefsberg	61	Executive Vice President, Chief Infrastructure Officer and Chief Information Officer
Nima J. Kelly	56	Chief Legal Officer, Executive Vice President and Secretary
Andrew N. Low Ah Kee	38	Chief Operating Officer
Rebecca Morrow	45	Chief Accounting Officer
For Scott W. Wagner's biography, please see "Board of Directors and Corporate Governance—Continuing Directors."
Raymond E. Winborne has served as our Chief Financial Officer since August 2016. Prior to joining our Company, Mr. Winborne served as Executive Vice President and Chief Financial Officer at First Data Corporation from November 2010 through August 2014, and previously as acting Chief Financial Officer from May 2010 until November 2010 and Senior Vice President and Controller from September 2009 until November 2010. Mr. Winborne served as Senior Vice President—Finance and Controller at Delta Air Lines, Inc. from April 2007 through November 2008, and later as Vice President—Finance and Chief Accounting Officer from November 2008 through October 2009. Mr. Winborne also previously held various positions at AT&T and PricewaterhouseCoopers LLP. Mr. Winborne holds a B.S. in business administration from Troy University.
James M. Carroll has served as our Chief Platform and Globalization Officer and Executive Vice President, Global Platform Development since May 2016, and previously as our Executive Vice President, International from April 2013 to May 2016. Prior to joining our company, he served as Senior Vice President at Yahoo! Inc. from October 2010 to April 2013. From July 1997 to October 2010, Mr. Carroll served in various roles at Microsoft Corporation, most recently as General Manager. Mr. Carroll holds a B.S. degree in Science from Maynooth University of Ireland.
Arne M. Josefsberg has served as our Executive Vice President, Chief Infrastructure Officer and Chief Information Officer from September 2017. Mr. Josefsberg informed us that he intends to step down from his role as Executive Vice President, Chief Infrastructure Officer and Chief Information Officer of the Company, effective June 30, 2019. Mr. Josefsberg previously served as our Executive Vice President, Chief Technology Officer and Chief Information Officer from April 2016 to September 2017 and as our Chief Infrastructure Officer and Chief Information Officer from January 2014 to April 2016. Prior to joining our company, he served as Chief Technology Officer at ServiceNow, Inc., an IT service management software company, from September 2011 to December 2013. From October 1985 to September 2011, Mr. Josefsberg served in various management roles at Microsoft Corporation, including most recently as General Manager, Windows Azure Infrastructure. Mr. Josefsberg holds a M.Sc. degree in Applied Physics from Lund University.
Nima J. Kelly has served as our Executive Vice President, Secretary and General Counsel since October 2012 and was appointed as Chief Legal Officer in September 2018. Ms. Kelly also served in various roles at GoDaddy from July 2002 to October 2012, including most recently as Deputy General Counsel. Ms. Kelly holds a B.A. degree in Political Science, summa cum laude, from Gettysburg College and a J.D. degree from the University of Pennsylvania School of Law.
Andrew N. Low Ah Kee has served as our Chief Revenue Officer from September 2017 to February 2019 when he was promoted to Chief Operating Officer. He previously served as Executive Vice President of International from June 2016 to September 2017, and as Senior Vice President of Finance & Growth from April 2014 to June 2016. Before joining GoDaddy, from September 2007 to April 2014, Mr. Low Ah Kee served as a Director for KKR Capstone Americas LLC and KKR & Co. L.P., private equity companies, where he worked with the Consumer, Technology and Media investment teams to evaluate investment opportunities and accelerate portfolio company growth. He has worked closely with GoDaddy since KKR & Co. L.P.'s investment in 2011. Before KKR, Mr. Low Ah Kee was a consultant with the Boston Consulting Group. Mr. Low Ah Kee holds a Bachelor of Applied Science in Engineering Science from the University of Toronto and an M.B.A. from Harvard Business School.

Rebecca Morrow has served as our Chief Accounting Officer since January 2018. Since March 2015, Ms. Morrow has also served as our Vice President of Finance and Head of Technical Accounting and Reporting. Prior to joining GoDaddy in 2015, Ms. Morrow served in various roles at Deloitte & Touche LLP for 17 years, most recently serving as Managing Director in the Advisory Services practice from August 2013 to March 2015, and as Senior Manager in the Advisory Services practice from October 2008 to August 2013. Ms. Morrow holds a B.S. degree in Business and Accounting from the University of Idaho and a Masters of Accountancy degree from the David Eccles School of Business of the University of Utah.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The compensation provided to our named executive officers, or NEOs, is detailed in the Summary Compensation Table and other tables and the accompanying footnotes and narrative following this section. This compensation discussion and analysis summarizes the decision process, objectives and philosophy for our executive compensation program and a description of each component of compensation we provide to our NEOs. Our NEOs for 2018 were:

•	Scott W. Wagner, our Chief Executive Officer;

•	Raymond E. Winborne, our Chief Financial Officer;

•	James M. Carroll, our Chief Platform and Globalization Officer and Executive Vice President, Global Platform Development;

•	Nima J. Kelly, our Chief Legal Officer, Executive Vice President and Secretary; and

•	Andrew N. Low Ah Kee, our Chief Operating Officer(1).

(1) Mr. Low Ah Kee was promoted to Chief Revenue Officer, effective September 2017, and served in that role until he was promoted to Chief Operating Officer, effective February 2019.
General Compensation Philosophy
Our general compensation philosophy is to provide programs to attract, retain and motivate key employees who are critical to our long-term success and to tie a significant portion of their compensation to delivering business results. Our executive compensation program is comprised of a combination of cash and equity compensation, with an emphasis on both equity and performance. We strive to provide a competitive compensation package to our executive officers to reward the achievement of our business objectives and align their interests with the interests of our stockholders.
Prior to 2016, equity awards primarily consisted of stock options with a five-year vesting period, with 40% of the award subject to performance-based vesting and 60% subject to time-based vesting. Beginning in 2016, we began granting a mix of stock options and RSUs with four-year vesting periods to certain executive officers, with 50% of the award in the form of stock options subject to time-based vesting and 50% of the award in the form of RSUs subject to performance-based vesting, or PSUs. Beginning in 2018, we began granting a mix of stock options, RSUs and PSUs with four-year vesting periods to certain executive officers, with one-third of the award in the form of stock options subject to time-based vesting, one-third of the award in the form of RSUs subject to time-based vesting and one-third of the award in the form of PSUs. The performance-based equity awards generally become eligible to vest only if (1) we achieve annual performance targets (bookings and adjusted EBITDA targets for the vesting of options and bookings and unlevered free cash flow targets for the vesting of PSUs) for each of the four or five years following the grant date and (2) the recipient remains in service with us through the applicable vesting date.
We believe this design strengthens the alignment between the interests of our executive officers and stockholders by tying vesting of these awards to achievement against key performance objectives, which ultimately results in both the growth of our business and the growth in the value of our business. Our use of both time- and performance-based equity awards also promotes executive officer retention by linking vesting to continued employment.
We expect to continue to design our executive compensation program based on a "pay for performance" philosophy, with a significant compensation component earned, in part, based on the achievement of our performance goals.
Pay for Performance
In furtherance of our "pay for performance" philosophy, a significant amount of the overall compensation for each executive officer, including each NEO, is designed to be "at-risk" based on corporate and individual performance.

For 2018, performance-based compensation consisting of PSU awards, stock option awards and annual cash bonus opportunities made up approximately 57.1% of the target total direct compensation opportunity for our CEO and approximately 53.3%, on average, of the target total direct compensation opportunities for the other NEOs.
In addition, for 2018, approximately 39.6% of our CEO's target total direct compensation (base salary, annual cash bonus opportunities, fair value of equity awards and benefits) and approximately 36.4%, on average, of the other NEOs target direct compensation consisted of time-based RSU awards to further align their interests with those of our stockholders and motivate them to create long-term stock price appreciation.
Competitive Positioning
In September 2018, the Compensation Committee approved a compensation peer group to compare our executive compensation against the competitive market and inform the Compensation Committee's judgment making for 2019 executive compensation decisions. The companies in this compensation peer group were selected on the basis of their similarity to us in size, industry focus and trajectory, including:

•	similar revenue size - approximately 0.5x to 2.0x our fiscal 2017 revenue of approximately $2.232 billion;

•	similar market capitalization - approximately 0.5% to 2.0% our market capitalization of $12.813 billion as of December 31, 2017;

•	industry and business alignment; and

•	growth and business metrics alignment; similar trajectory and measures of operating income, revenue and share price growth.
After consultation with Vareo, the Compensation Committee approved the following compensation peer group for 2019 executive compensation decisions:

Akamai Technologies, Inc.	Intuit Inc.	Tableau Software
Endurance International Group Holdings, Inc.	LogMeIn, Inc.	Verisign, Inc.
ETSY, Inc.	Red Hat, Inc.	Wix.com Ltd.
Groupon, Inc.	Shopify Inc.	Workday, Inc.
Hubspot, Inc.	Square, Inc.	Yelp Inc.
IAC/InteractiveCorp	Symantec Corporation	Zillow Inc.
The Compensation Committee expects to review our compensation peer group at least annually and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the compensation peer group, as applicable.
Compensation Decision Process
Prior to our IPO, our executive compensation program was administered by Desert Newco's Board, Compensation Committee and executive committee, as applicable, or, collectively, the Desert Newco Board. Since our IPO, our executive compensation program has been primarily administered by our Compensation Committee and our Board, as applicable. Our CEO and other members of our management team have provided input where requested.
In 2017, our Compensation Committee engaged Vareo, to assist with its duties, including providing support and specific analyses with regard to competitive market data as well as data on equity spending. The Compensation Committee used the competitive market data to inform its judgment about its 2018 executive compensation decisions, but did not benchmark or target compensation of any executive officer to a specific percentile. Vareo reports directly to our Compensation Committee and not to management, is independent from us and has provided no other services to us.
The compensation arrangements for each of our executive officers, including our NEOs (other than Mr. Wagner), were negotiated by the then CEO, and submitted to our Board or the Compensation Committee, as applicable, for approval. Each of the then CEO, our Board or the Compensation Committee, as applicable, exercised their judgment to set a total compensation package for these executive officers that was competitive as measured against their assessment of the market and the compensation packages of our then-existing executive team. In negotiating these packages, the then CEO considered the total compensation package that would be necessary to recruit or retain these executive officers and provide them with the appropriate incentives to drive growth in the value of our business. In approving these new hire arrangements, the members of our Board relied on their experience and judgment, and that of the then CEO, and reviewed the then CEO's recommendations to ensure the compensation packages were appropriate based on the executive officer's title and position.
The existing compensation arrangement for Mr. Wagner was negotiated by our Board in connection with his promotion to CEO in 2018. Our Board exercised its judgment to set compensation levels for Mr. Wagner that would align his interests with our stockholders, provide incentives for him to remain with us and provide leadership for us to achieve our business objectives over the long-term. To inform its judgment, our Compensation Committee and Board reviewed competitive market data of compensation opportunities for chief executive officers at comparable technology companies, his past experience and anticipated future contributions in his new role, the vested and unvested status of Mr. Wagner's equity awards and internal pay equity.
Adjustments to executive compensation for other NEOs have resulted from our desire to remain market competitive, to address retention concerns or to reflect changes in or recognition of an executive officer's title, authority or job responsibilities.
As described in greater detail below, in 2018, we increased the annual cash bonus opportunity for Mr. Winborne, granted new equity awards to all of our other NEOs and increased the compensation opportunities for Mr. Low Ah Kee in connection with his promotion to Chief Revenue Officer. In the case of our NEOs other than Mr. Wagner, these compensation opportunities were approved by our Board, with input from Mr. Wagner, after considering each NEO's role within our company, his or her historical and expected future contributions to our business, competitive market data, the vested and unvested value of his or her equity awards and internal pay equity.
Components of Executive Compensation Program
The compensation program for our executive officers, including our NEOs, consists of the following primary components:

•	base salary;

•	short-term cash incentives;

•	long-term equity incentives;

•	broad-based employee benefits; and

•	post-termination severance benefits.
We believe these five primary compensation components provide an executive compensation program that attracts and retains qualified individuals, links individual performance to corporate performance, focuses the efforts of our executive officers on the achievement of both our short- and long-term objectives and aligns our executive officers' interests with those of our stockholders.
The overall use and weight of each primary compensation element is based on our subjective determination of the importance of each element in meeting our overall objectives. As described above, we seek to make a significant amount of each executive officer's total potential compensation "at risk" based on corporate performance, including stock options, which are inherently performance-based as they only have value if our stock price appreciates from the grant date, as well as cash performance bonuses and performance-based equity awards, which are earned only if we achieve specified key short-term and long-term performance objectives.
In connection with the initial hiring of certain executive officers, we have provided cash sign-on bonuses or relocation benefits to attract and recruit qualified candidates, and in an amount and on terms our CEO and our Board determined are appropriate based on the candidate's anticipated title and position.
Base salary
We provide base salaries to compensate our employees, including our NEOs, for services rendered on a day-to-day basis. The 2018 base salary for each of our NEOs was based on our subjective assessment of what amount would be market competitive based on his or her title and expected future contribution. No change was made to Mr. Wagner's base salary in connection with his promotion to CEO as our Board believes it was more appropriate to emphasize Mr. Wagner's equity compensation opportunities to provide incentives for him to grow our business over the long-term. Effective January 1, 2018, Mr. Low Ah Kee's 2018 base salary was increased to $450,000 from $400,000 by our Board, with input from Mr. Wagner, taking into account competitive market data for Mr. Low Ah Kee's new role as Chief Revenue Officer, his past experience with us and expected future contributions in his new role.
The following table shows the annual base salaries for our NEOs as of December 31, 2018. The amounts in the "Salary" column of the "Summary Compensation Table" below represent the salary paid to our NEOs during 2018.

Name	Base Salary ($)
Scott W. Wagner	750,000
Raymond E. Winborne	500,000
James M. Carroll	515,000
Nima J. Kelly	500,000
Andrew N. Low Ah Kee	450,000
Short-term incentives (annual cash bonuses)
Our short-term cash incentive program seeks to provide incentives to our executive officers, including our NEOs, to drive annual performance based on our operating plan. At the beginning of each year, our Board or Compensation Committee, with input from our management team, establishes performance goals and the formula for paying cash bonuses. The performance goals are intended to be stretch goals, which are attainable through focused efforts and leadership by our executive officers. Each executive officer is eligible to earn a portion of his or her target cash bonus opportunity based on the achievement against these pre-established performance goals and their relative weightings under the formula established by our Board or Compensation Committee for that year.
Other than as described below for Mr. Winborne, the target cash bonus opportunity for each of our NEOs is set forth below and each was set in connection with the negotiation of the NEO's existing compensation arrangements based on the factors described above. Pursuant to the terms of Mr. Winborne's employment agreement, his target cash bonus opportunity increased to 100% of his base salary in 2018. To determine an NEO's actual bonus, a multiplier is calculated based on actual achievement against the performance objectives described below and is applied to the target cash bonus opportunity to determine the actual cash bonus:

Name	Target Bonus as a Percentage of Base Salary
Scott W. Wagner	100%
Raymond E. Winborne	100%
James M. Carroll	60%
Nima J. Kelly	60%
Andrew N. Low Ah Kee	60%
2018 cash bonus plan. For 2018, the cash bonus plan consisted of two components: a corporate performance goal component (80% weight) and an individual performance goal component (20% weight). We believe this design provided the appropriate incentives for our executive officers, including our NEOs, to work collaboratively as a team to achieve important financial, business and strategic goals in our 2018 operating plan and to reward individual contributions. The corporate performance goal component was based on the achievement of certain levels of bookings, unlevered free cash flow and total customers. Our Board or Compensation Committee has reserved discretion to adjust the achievement levels and/or actual bonuses paid if they deem appropriate.
Our 2018 goals, which were established by the Compensation Committee, were weighted as follows:

Performance Goal	Weighting
Bookings	50%
Unlevered Free Cash Flow	30%
Total Customers	20%

Bookings. We calculate bookings for bonus plan purposes in the same manner as we disclosed in our 2018 Form 10-K. The following table describes the levels of bookings required to be achieved in 2018 and the corresponding multipliers applied to the portion of the eligible bonus (50% of the 2018 bonus) upon achievement of this performance goal:

Bookings(1)(2)	Multiplier Allocated to Bookings
$3.050 billion and greater	A multiplier of 150% is allocated to achievement of this performance goal.
At least $2.915 billion but less than $3.050 billion	A multiplier between 50% and 150% is allocated to achievement of this performance goal, based on the level of achievement within the bookings range.
Less than $2.915 billion	No amount is payable with respect to this performance goal.

(1)	If we achieved bookings of $3.008 billion in 2018, this would have resulted in 100% achievement of the 50% of bonus opportunity applicable to bookings.

(2)	The amounts in the table above reflect an upward adjustment made by our Board to reflect our projections for increased bookings relating to our 2018 acquisition of Main Street Hub.
Unlevered Free Cash Flow. Unlevered free cash flow is a measure of our liquidity used by management to evaluate our business prior to the impact of our capital structure and after purchases of property and equipment, such as data center and infrastructure investments, that can be used by us for strategic opportunities and strengthening our balance sheet. However, given our debt obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expenses. The following table describes the levels of unlevered free cash flow required to be achieved in 2018 and the corresponding multipliers applied to the portion of the eligible bonus (30% of the 2018 bonus) upon achievement of this performance goal:

Unlevered Free Cash Flow(1)	Multiplier Allocated to Unlevered Free Cash Flow
$660 million and greater	A multiplier of 150% is allocated to achievement of this performance goal.
At least $590 million but less than $660 million	A multiplier between 50% and 150% is allocated to achievement of this performance goal, based on the level of achievement within the unlevered free cash flow range.
Less than $590 million	No amount is payable with respect to this performance goal.

(1)	If we achieved unlevered free cash flow of $620 million in 2018, this would have resulted in 100% achievement of the 30% of bonus opportunity applicable to unlevered free cash flow.
Total customers. We calculate total customers for bonus plan purposes in the same manner as we disclosed in our 2018 Form 10-K. The following table describes the levels of total customers required to be achieved in 2018 and the corresponding multipliers applied to the portion of the eligible bonus (20% of the 2018 bonus) upon achievement of this performance goal:

Total Customers(1)(2)	Multiplier Allocated to Total Customers
18.85 million and greater	A multiplier of 150% allocated to achievement of this performance goal.
At least 17.85 million but less than 18.85 million	A multiplier between 50% and 150% is allocated to achievement of this performance goal, based on the level of achievement within such total customers range.
Less than 17.85 million	No amount is payable with respect to this performance goal.

(1)	If we achieved 18.364 million total customers in 2018, this would have resulted in 100% achievement of the 20% of bonus opportunity applicable to total customers.

(2)	The amounts in the table above reflect an upward adjustment made by our Board to reflect our projections for increased customers relating to our 2018 acquisition of Main Street Hub.
Individual performance goals. The individual performance goals component was based on a qualitative assessment of each executive officer's individual performance for 2018 by considering criteria such as professional effectiveness, leadership, strategic and operational execution and creativity.
2018 Results. Following the 2018 performance period, our Board, with the assistance of our management team, assessed our performance against the 2018 corporate performance goals and determined that we achieved bookings of $3.011 billion (resulting in a multiplier of 100% for the bookings performance goal), unlevered free cash flow of $619.5 million

(resulting in a multiplier of 98% for the unlevered free cash flow performance goal) and total customers of 18.518 million (resulting in a multiplier of 108% for the total customers performance goal). This resulted in an achievement percentage of 101% for the corporate performance component. Our Board, exercising the discretion it reserved, set a multiplier of 100% for the corporate performance component to be used for calculating the 2018 cash bonus for each of our executive officers, including our NEOs.
Following the 2018 performance period, our Board conducted a qualitative assessment of each executive officer's performance in 2018 to determine his or her achievement percentage for the individual performance goals component. Our Board determined the individual performance goals component was achieved as to 100% for each NEO. Mr. Wagner assisted our Board with this assessment for the other NEOs, but did not provide input with respect to his own performance.
The cash bonus paid to each NEO for 2018 is set forth in the "Summary Compensation Table" below.
Long-term incentives (equity awards)
We grant equity awards to motivate and reward our employees, including our executive officers and NEOs, for our long-term performance and thereby align the interests of our employees with those of our stockholders. Additionally, equity awards provide an important retention tool for all employees as the awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.
Form of Equity Awards. Prior to 2016, the equity awards granted to our executive officers, including our NEOs, and other employees have primarily been in the form of stock options. We believe stock options provided an appropriate incentive for our executive officers, including our NEOs, because they provide opportunity to realize value only if our value increases (which benefits our stockholders) and the executive officers, including our NEOs, remain employed with us through each vesting date. Beginning in 2016, we introduced PSUs into our long-term equity compensation program for certain of our executive officers, including certain NEOs, in order to remain competitive with the companies with which we compete for talent, most of whom offer full-value awards as a central piece of their equity compensation programs. In 2018, we began granting a mix of stock options, RSUs and PSUs with four-year vesting periods to certain executive officers, including our Named Executive Officers, with one-third of the award in the form of stock options subject to time-based vesting, one-third of the award in the form of RSUs subject to time-based vesting and one-third of the award in the form of PSUs. We believed this mix balanced our desire to provide additional retention incentives to our executive officers and also reward them only if we achieve sustainable growth in our business over the long-term.
Vesting conditions.
Pre-2016 Stock Options. The stock options granted to our NEOs and other executive officers in years prior to 2016 are generally subject to time- and performance-based vesting requirements as set forth below.

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60% of an NEO's stock option, or the Time Option, vests and becomes exercisable over a five-year period as to 20% of the Time Option each year on the anniversary of the applicable vesting commencement date, subject to his or her continued employment through the applicable vesting date; and

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40% of an NEO's stock option, or the Performance Option, vests and becomes exercisable over a five-year period as to 20% of the Performance Option each year based on achievement of annual bookings and adjusted EBITDA performance targets, subject to the NEO's continued employment through the applicable vesting date. Each year's performance targets were established by the Desert Newco Board, the Board or the Compensation Committee, as applicable. If either or both of the annual performance targets are not achieved in a given year but the performance targets for the subsequent year are exceeded, then the amount of any excess achievement in the subsequent year's performance targets may be added to the prior year's achievement to retroactively determine whether the prior year's performance targets were met. In such a circumstance, the 20% of the Performance Option that did not vest in the prior year will vest if both of the prior year annual performance targets are then met, subject to the NEO's continued employment through the applicable vesting date.

At the time of grant, a set of performance targets was established for the five years following the grant. Our Board or the Compensation Committee, as applicable, assesses the targets each year and can modify them, including to take into account acquisitions or divestitures, as appropriate. During 2018, the Compensation Committee adjusted the performance targets applicable to Performance Options to include the expected results of our 2017 acquisition of Host Europe Group, or HEG.

The stock options granted to our employees, including our NEOs, before 2016 are subject to certain vesting accelerations in the event of a change in control or certain involuntary terminations of employment following a change in control. See "Potential Payments Upon Termination or Change in Control" below for more information.
2016 and 2017 Equity Awards. The equity awards granted to our NEOs are generally subject to time- and performance-based vesting requirements as set forth below.

•
50% of the equity award is in the form of stock options that vest and become exercisable over a four-year period (25% of the stock options vest on the first anniversary of the applicable vesting commencement date and then in equal quarterly installments thereafter), subject to the NEO's continued service with us through the applicable vesting date; and

•
50% of the equity award is in the form of PSUs that vest over a four-year period as to 25% of the PSUs each year based on achievement of annual bookings and unlevered free cash flow targets, subject to the NEO's continued service with us through the applicable vesting date. The performance targets are established by our Board or our Compensation Committee on an annual basis. The metrics are different from the metrics applicable to the Performance Options (as discussed below), and reflect our current objectives for the growth of our business.

2018 Equity Awards. The equity awards granted to our NEOs are generally subject to time- and performance-based vesting requirements as set forth below.

•
One-third of the equity award is in the form of stock options that vest and become exercisable over a four-year period (25% of the stock options vest on the first anniversary of the applicable vesting commencement date and then in equal quarterly installments thereafter), subject to the NEO's continued service with us through the applicable vesting date;

•
One-third of the equity award is in the form of RSUs that vest and become exercisable over a four-year period (25% of the RSUs vest on the first day of the month following the first anniversary of the applicable vesting commencement date and then in equal quarterly installments thereafter), subject to the NEO's continued service with us through the applicable vesting date; and

•
One-third of the equity award is in the form of PSUs that vest over a four-year period as to 25% of the PSUs each year based on achievement of annual bookings and unlevered free cash flow targets, subject to the NEO's continued service with us through the applicable vesting date. The performance targets are established by our Board or our Compensation Committee on an annual basis. The metrics are different from the metrics applicable to the Performance Options (as discussed below), and reflect our current objectives for the growth of our business.

The material terms of these equity awards are set forth in the "Outstanding Equity Awards at Year End" table below.
Size of Equity Awards. We do not apply a rigid formula in determining the size of equity awards to our executive officers, including our NEOs. Instead, the size of equity awards is determined based on one or more, or a combination, of the following: the range of prior grants made to the executive team with consideration given to the nature of the position, the executive officer's experience, the executive officer's vested and unvested equity holdings in our company (if any), the equity opportunity the executive officer may have had with his or her prior employer, the competitive market, the amount of equity necessary to recruit him or her and current market conditions.
Special Equity Awards. Our Board granted special equity awards in the form of time-based RSUs and PSUs to Ms. Kelly in September 2018 in connection with her appointment as the Company's Chief Legal Officer. The size and vesting terms of these awards was determined by our Board after consideration of her expected future contributions to our business, our desire to offer valuable retention incentives to her and the other factors described in the paragraph above. The material terms of these special equity awards are set forth in the "Outstanding Equity Awards at Year End" table below. Ms. Kelly's special equity awards are subject to certain vesting acceleration rights as described under "Potential Payments Upon Termination or Change in Control."
2018 performance-based vesting conditions.
Performance Options. Certain of the Performance Options granted to our executive officers, including certain NEOs, were eligible to vest based on our achievement of $2.692 billion in bookings and $680 million in adjusted EBITDA in 2018. These targets were adjusted by our Compensation Committee during 2018 to include the expected impact of our acquisition of

HEG. If both the bookings and adjusted EBITDA targets were achieved in 2018, the applicable Performance Options would vest, subject to the applicable executive officer's continued employment through the vesting date. Following the end of 2018, our Board, in consultation with management, reviewed our achievement against these performance objectives and determined we achieved bookings of $3.011 billion and adjusted EBITDA of $689 million, resulting in the vesting of 100% of the applicable Performance Options.
Adjusted EBITDA is a supplemental performance measure we use to evaluate the profitability of our business. We calculate adjusted EBITDA as net loss excluding (i) depreciation and amortization, (ii) interest expense (net), (iii) provision (benefit) for income taxes and adjustments to the TRA liability, (iv) equity-based compensation expense, (v) change in deferred revenue including the impact of realized gains or losses from the hedging of bookings in foreign currencies, (vi) change in prepaid and accrued registry costs and (vii) acquisition-related costs. Adjusted EBITDA includes both deferred revenues that have not yet been earned and prepaid and accrued registry costs that have not yet been recognized under generally accepted accounting principles, and excludes certain recurring expenses that have been and will continue to be significant expenses of our business.
PSUs. Certain of the PSUs granted to our executive officers, including certain NEOs, were eligible to vest based on our achievement of $3.008 billion in bookings (which was adjusted upward by our Board in January 2019 to account for the projections for increased bookings relating to our acquisition of Main Street Hub in 2018, as described in greater detail in the "2018 cash bonus" section above) and $620 million in unlevered free cash flow in 2018, subject to the applicable executive officer's continued service with us through the vesting date. Bookings and unlevered free cash flow are defined in the same manner as our 2018 cash bonus plan, as described above. Following the end of 2018, our Board, in consultation with management, reviewed our achievement against these performance objectives and determined we achieved bookings of $3.011 billion (resulting in 100% achievement for the bookings performance goal) and unlevered free cash flow of $619.5 million (resulting in 98% achievement for the unlevered free cash flow performance goal), resulting in the vesting of 99% of the applicable PSUs. Our Board, exercising the discretion it reserved, rounded this achievement to 100% for the vesting of PSUs for each of our executive officers, including our NEOs.
Broad-based employee benefits
Our compensation program for our executive officers, including our NEOs, includes benefits generally available to our other full-time employees, including participation in our patent incentive program. Offering these employee benefits serves to attract and retain our employees, including our NEOs. We anticipate our employee benefits programs will be reviewed periodically in order to ensure they continue to serve these purposes and remain competitive.
We have established a tax-qualified Section 401(k) retirement savings plan for our NEOs and other employees who satisfy the eligibility requirements. Under this plan, participants may elect to make pre-tax or Roth contributions of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we provide matching contributions made by participants in the plan up to a maximum of 3.5% of eligible compensation annually, subject to limitations in our 401(k) plan applicable to highly compensated employees. We intend for the plan to qualify under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, enabling contributions by participants to the plan, and income earned on plan contributions, to not be taxable to participants until withdrawn from the plan. Additional benefits provided to our employees, including NEOs, consist of medical, dental, vision, short term disability, long term disability and life insurance benefits as well as flexible spending accounts. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees.
Post-termination severance benefits and change in control benefits
We consider maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of our company and stockholders. We have entered into employment agreements with certain key executives, including our NEOs, to provide assurances of specified severance benefits to such executives whose employment is subject to involuntary termination other than for cause or voluntary termination for good reason. We believe it is important to provide such individuals with severance benefits upon certain qualifying terminations of employment to secure their continued dedication to their work, without the distraction of negative economic consequences of potential termination. We believe these severance benefits, as compared with similarly situated individuals at companies with which we compete for talent, are appropriate since the benefits are subject to the executive officer's entry into a release of claims in our favor. For more detail, see "Potential Payments Upon Termination or Change in Control."

Tax considerations
We have not provided any of our executive officers or directors with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Section 280G or Code Section 409A. Code Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control exceeding certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event an executive officer, director or other service provider receives "deferred compensation" not meeting the requirements of Code Section 409A.
Based on the limitations imposed by Code Section 162(m), publicly traded companies generally may receive a federal income tax deduction for compensation paid to their chief executive officer and to certain of their other current and former highly compensated officers that qualify as "covered employees" within the meaning of Code Section 162(m) only if the compensation is less than $1,000,000 per person during any calendar year. The regulations promulgated under Code Section 162(m) contain a transition rule that applies to companies, such as ours, that become subject to Code Section 162(m) limitation by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSUs, that also are paid out before the end of the transition period) currently is not counted toward the deduction limitations of Code Section 162(m) if the compensation is paid under a compensation arrangement that was in existence before the effective date of the company's initial public offering and certain other requirements are met.
Our transition period expires at our 2019 Annual Meeting of Stockholders, although it could expire earlier in certain circumstances. However, we do not currently take a tax deduction for compensation for any of our employees at the GoDaddy Inc. level, and therefore we do not expect the Code Section 162(m) limitations described above to apply to us once our transition period expires due to our current organizational structure. Our organizational structure may change in the future, which may result in us being subject to these Code Section 162(m) limitations. In approving the amount and form of compensation for our executive officers in the future, we generally will consider the cost to us of providing such compensation, including the potential impact of Code Section 162(m), as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. Our Board or the Compensation Committee, as applicable, may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.
Other Policies
Insider Trading Policy
We have an Insider Trading Policy that prohibits our executive officers and certain employees from, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock.
10b5-1 Trading Plans
As of the Record Date, eight of our executive officers and directors, including all of our named executive officers, were parties to 10b5-1 trading plans. In accordance with our policy, our officers and directors may also choose to enter into 10b5-1 trading plans in the future. We do not undertake any obligation to report 10b5-1 trading plans that may be adopted by any of our officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.
Equity Grant Policy
In the first quarter of 2018, the Compensation Committee adopted a policy for all future grants of equity awards (including awards made under our Outside Director Compensation Policy) that the number of shares for any equity award will be determined by dividing the specified value by the per share price determined based on the volume weighted average price for the 30 trading days immediately preceding the grant date and, in the case of options, this per share price is then multiplied by the relationship between our calculated Black-Scholes value to the grant date stock price. The Compensation Committee subsequently amended the policy to provide that for new hire awards, beginning in 2019, the per share price for these purposes is calculated based on the volume weighted average price for the 30 trading days immediately preceding the last trading day of the month prior to the month of the hire date (or appointment date in the case of non-employee directors).

Compensation Recovery Policy
In March 2019, we adopted a Compensation Recovery Policy, or clawback policy pursuant to which we may seek the recovery of performance-based compensation paid by us. The Compensation Recovery Policy applies to our CEO and any executive officers during the relevant period. The Compensation Recovery Policy provides that if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a participant would have been less if the financial statements had been correct; (iii) no more than three years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) our Compensation Committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct or gross negligence by such participant caused the material error and it would be in our best interests to seek from such participant recovery of the excess compensation, then our Compensation Committee may, in its sole discretion, seek repayment from such participant, and only if such participant was found to be directly responsible for the compensation recovery trigger.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the Compensation Committee:
Brian H. Sharples (Chairman)
Herald Y. Chen
Gregory K. Mondre

Summary Compensation Table
The following table provides information regarding the total compensation for services rendered in all capacities earned by our NEOs for 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Equity Awards ($)(2)	Stock Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Scott W. Wagner, Chief Executive Officer	2018	750,000	—	17,835,375	3,177,964	750,000	7,500	22,520,839
	2017	750,000	—	—	—	750,000	5,000	1,505,000
	2016	750,000	—	16,978	—	597,600	5,750	1,370,328
Raymond E. Winborne, Chief Financial Officer	2018	500,000	—	1,999,821	1,122,658	500,000	7,571	4,130,050
	2017	500,000	—	—	—	400,000	192,798	1,092,798
	2016	192,308	45,000	4,249,971	4,249,995	249,000	108,460	9,094,734
James M. Carroll, Chief Platform and Globalization Officer and Executive Vice President, Global Platform Development	2018	515,000	—	1,666,600	935,545	309,000	7,500	3,433,645
	2017	515,000	—	625,033	624,410	309,000	5,086	2,078,529
	2016	515,000	—	1,663,464	1,649,231	256,470	5,599	4,089,764
Nima J. Kelly, Chief Legal Officer, Executive Vice President and Secretary	2018	500,000	—	5,839,841	—	300,000	7,644	6,647,485
	2017	500,000	—	1,532,039	—	300,000	10,099	2,342,138
	2016	435,050	—	2,188,790	649,668	263,940	5,182	3,542,630
Andrew N. Low Ah Kee, Chief Operating Officer	2018	448,077	—	3,999,643	2,245,316	270,000	7,500	6,970,536

(1)	The amounts in the "Bonus" column reflect sign-on bonuses paid to the NEO in connection with his hiring.

(2)
The amounts in the "Equity Awards" column reflect the aggregate grant date fair value of stock awards granted during the applicable year. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual value realized or realizable by the NEO with respect to these awards, which value is only determinable after the shares underlying the applicable award vests. As described in the “Compensation Discussion and Analysis-Components of Executive Compensation Program-Long-term incentives (equity awards)" section above, each award generally vest over a four-year period subject to the holder’s continued service and, in the case of the PSUs, only if we achieve the performance-based vesting conditions. As a result, the maximum amount realizable for any award per year during the vesting term is one-fourth of the award.

(3)
The amounts in the "Stock Option Awards" column reflect the aggregate grant date fair value of stock options granted during the applicable year. The assumptions we used to calculate these amounts are discussed in Note 2 to our audited financial statements, which are included in our 2018 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual value realized or realizable by the NEO with respect to these option awards, which value is only determinable after the shares underlying the applicable award vests and are exercised only if the value of our Class A common stock exceeds the per share exercise price of the award. As described in the “Compensation Discussion and Analysis-Components of Executive Compensation Program-Long-term incentives (equity awards)" section above, each award generally vest over a four-year period subject to the holder’s continued service. As a result, the maximum amount realizable for any award per year during the vesting term is one-fourth of the award.

(4)
Represents cash incentive compensation payments paid based on performance against the target corporate performance goal component and the individual performance goal components for the applicable annual performance period. In the case of Mr. Low Ah Kee this amount reflects a pro rated amount of his cash incentive compensation payment.

(5)
The amounts in the "All Other Compensation" column consist of certain benefits provided to our NEOs, which are generally available to our similarly situated employees, including relocation allowance and 401(k) company matching. In the case of Mr. Winborne for 2017, this amount includes $187,427 in relocation expenses. In the case of Mr. Winborne for 2016, this amount includes $95,122 in relocation expenses and $9,588 in merchandise purchased from PXG, an entity owned by Mr. Parsons.

Grants of Plan-Based Awards During 2018
The following table presents information regarding grants of plan-based awards made to our NEOs during 2018:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Equity Awards: Number of Securities Underlying Awards (#)(2)	All Other Stock Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Stock Option Awards ($/Share)(4)	Grant Date Fair Value of Equity and Stock Option Awards ($)(5)
Name	Grant Date	Threshold	Target	Maximum
Scott W. Wagner	N/A	375,000	750,000	N/A
	1/2/2018				363,468	181,734	49.07	21,013,339
Raymond E. Winborne	N/A	250,000	500,000	N/A
	2/23/2018				32,528	51,197	61.48	3,122,479
James M. Carroll	N/A	154,500	309,000	N/A
	2/23/2018				27,108	42,664	61.48	2,602,145
Nima J. Kelly	N/A	150,000	300,000	N/A
	2/23/2018				24,920	—	—	1,532,082
	9/12/2018				51,932	—	—	4,307,759
Andrew N. Low Ah Kee	N/A	135,000	270,000	N/A
	2/23/2018				65,056	102,394	61.48	6,244,959

(1)
The amounts represent target cash bonus amounts for 2018 assuming the achievement of the corporate and individual components at the target level. These amounts are subject to a minimum payment limitation of 50.0% based on achieving the minimum of the target performance objectives, with no maximum payment limitation. The material terms of the awards are discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Short-term incentives (annual cash bonuses)."

(2)
The amounts reflect the number of stock awards granted, as discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Long-term incentives (equity awards)." Each of these grants was made pursuant to the 2015 Plan. The vesting terms for each of these grants is described in "Outstanding Equity Awards at Year End."

(3)
The amounts reflect the number of stock options granted, as discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Long-term incentives (equity awards)." Each of these grants was made pursuant to the 2015 Plan. The vesting terms for each of these grants is described in "Outstanding Equity Awards at Year End."

(4)	The exercise price for stock options is set at the fair market value of a share of our Class A common stock on the grant date.

(5)
The amounts reflect the aggregate grant date fair value of stock options, RSUs and PSUs granted during 2018. The assumptions we used to calculate these amounts are discussed in Note 2 to our audited financial statements, which are included in our 2018 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Outstanding Equity Awards at Year End
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2018:

	Stock Option Awards						Equity Awards
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options Exercisable (#)	Number of Securities Underlying Unexercised Stock Options Unexercisable (#)(1)(2)(3)	Number of Securities Underlying Unexercised Unearned Stock Options (#)(4)	Stock Option Exercise Price ($)	Stock Option Expiration Date	Number of Unvested Shares (#)(5)	Market Value of Unvested Shares ($)(6)	Number of Unearned Shares or Other Rights (#)(7)	Market or Payout Value of Unearned Shares or Other Rights ($)(6)
Scott W. Wagner	5/16/2013	1,387,500	—	—	7.90	5/16/2023	—	—	—	—
	1/2/2018	—	181,734(8)	—	49.07	1/2/2028	181,734(8)	11,925,385	181,734(9)	11,925,385
Raymond E. Winborne	8/4/2016	75,136	155,661	—	31.78	8/4/2026	—	—	66,865	4,387,681
	2/23/2018	—	51,197	—	61.48	2/23/2028	16,264	1,067,244	16,264	1,067,244
James M. Carroll	3/9/2016	16,715	16,716	—	31.28	3/9/2026	—	—	10,391	681,857
	6/8/2016	24,756	29,708	—	32.09	6/8/2026	—	—	15,581	1,022,425
	2/27/2017	7,928	23,787	—	37.18	2/27/2027	—	—	12,608	827,337
	2/23/2018	—	42,664	—	61.48	2/23/2028	13,554	889,413	13,554	889,413
Nima J. Kelly	3/9/2016	36,774	16,716	—	31.28	3/9/2026	—	—	10,391	681,857
	9/7/2016	—	—	—	—	—	10,344	678,773	11,820(10)	775,628
	2/27/2017	—	—	—	—	—	11,589	760,470	13,735(11)	901,291
	2/23/2018	—	—	—	—	—	12,460	817,625	12,460(12)	817,625
	9/12/2018	—	—	—	—	—	10,386(13)	681,529	6,491(14)	425,939
	9/12/2018	—	—	—	—	—	32,458(15)	2,129,894	—	—
Andrew N. Low Ah Kee	3/12/2014	14,000	21,000	14,000	15.24	3/12/2024	—	—	—	—
	12/10/2014	6,000	6,000	8,000	18.22	12/10/2024	—	—	—	—
	6/8/2016	14,854	29,708	—	32.09	6/8/2026	—	—	15,581	1,022,425
	2/27/2017	7,928	23,787	—	37.18	2/27/2027	—	—	12,608	827,337
	2/23/2018	—	102,394	—	61.48	2/23/2028	32,528	2,134,487	32,528	2,134,487

(1)
Time Options granted prior to 2015 become vested and exercisable over a five-year period as to 20% of the stock options each year on the anniversary of the applicable vesting commencement date, subject to the NEO's continued service through each applicable vesting date.

(2)
Time Options granted in 2015 become vested and exercisable over a four-year period as to 25% of the stock options each year on the anniversary of the applicable vesting commencement date, subject to the NEO's continued service through each applicable vesting date.

(3)
Unless otherwise disclosed, Time Options granted in 2016, 2017 and 2018 become vested and exercisable over a four-year period as to 25% of the stock options on the first anniversary of the applicable vesting commencement date and then quarterly vesting in equal installments for an additional three years, subject to the NEO's continued service through each applicable vesting date.

(4)
Performance Options become vested and exercisable over a five-year period as to 20% of the stock options each year based on achievement of annual performance targets established by the Desert Newco Board, or our Board, or the Compensation Committee, as applicable, subject to the NEO's continued service through each applicable vesting date.

(5)
Unless otherwise disclosed, RSUs vest over a four-year period as to 25% on the first anniversary of the applicable vesting commencement date and then quarterly vesting in equal installments for an additional three years, subject to the NEO's continued service through each applicable vesting date.

(6)	Market values are determined by multiplying the number of shares by the fair market value per share of our Class A common stock on December 31, 2018 of $65.62.

(7)
Unless otherwise disclosed, PSUs vest over a four-year period as to 25% of the award vesting each year based on achievement of annual performance targets established by our Board or the Compensation Committee, subject to the NEO's continued service through each applicable vesting date.

(8)
Time Options and RSUs vest over a three-year period as to one-third on the first anniversary of the applicable vesting commencement date and then quarterly vesting in equal installments for an additional two years, subject to the NEO's continued service through each applicable vesting date.

(9)
PSUs vest over a three-year period as to one-third of the award vesting each year based on achievement of annual performance targets established by our Board or the Compensation Committee, subject to the NEO's continued service through each applicable vesting date.

(10)
PSUs vest over a four-year period with 25% of the award vesting each year based on achievement of annual performance targets established by our Board or the Compensation Committee for 2016, 2017, 2018 and the first 3 quarters of 2019, subject to the NEO's continued service through each applicable vesting date.

(11)
PSUs vest over a three-year period with one-third of the award vesting each year based on achievement of annual performance targets established by our Board or the Compensation Committee for 2017, 2018 and the first 3 quarters of 2019, subject to the NEO's continued service through each applicable vesting date.

(12)
PSUs vest over a two-year period with one-half of the award vesting each year based on achievement of annual performance targets established by our Board or the Compensation Committee for 2018 and the first 3 quarters of 2019, subject to the NEO's continued service through each applicable vesting date.

(13)
RSUs vest over a 15-month period with quarterly vesting in equal installments beginning on the 3-month anniversary of the vesting commencement date, subject to the NEO's continued service through each applicable vesting date.

(14)
PSUs vest based on achievement of annual performance targets established by our Board or the Compensation Committee for 2020, subject to the NEO's continued service through the applicable vesting date.

(15)	RSUs vest in equal installments on each of March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, subject to the NEO's continued service through each applicable vesting date.
Stock Option Exercises and Stock Awards Vesting During 2018
The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of RSUs and PSUs during 2018 by each of our NEOs. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the stock options. The value realized on vesting of RSUs and PSUs is calculated based on the closing market price of our common stock on the applicable vesting date.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott W. Wagner	125,000	7,853,461	—	—
Raymond E. Winborne	125,000	5,729,960	33,433	2,018,016
James M. Carroll	102,866	4,913,372	17,189	1,037,528
Nima J. Kelly	20,280	1,338,775	35,495	2,251,920
Andrew N. Low Ah Kee	51,474	2,254,487	35,970	2,156,284
Executive Employment Agreements
Scott W. Wagner
In connection with the announcement of Mr. Wagner's appointment as CEO, we entered into an amended employment agreement with Mr. Wagner, dated August 21, 2017 and effective as of January 1, 2018, providing for his service as CEO and superseding Mr. Wagner's existing employment agreement. The amended employment agreement provides for employment through December 31, 2020, unless extended, and provides that Mr. Wagner will receive the same compensation and benefits as under his existing agreement, other than with respect to certain new equity grants and severance benefits, as described herein. Mr. Wagner's current annual base salary is $750,000 and he is eligible for an annual target cash incentive payment equal to 100% his base salary.
Pursuant to the amended employment agreement, and subject to the terms and conditions of the Company's 2015 Employee Incentive Plan and the forms of awards thereunder, on August 21, 2017, our Board approved the grant to Mr. Wagner of the following equity awards, all with a grant date of January 2, 2018: (i) time-based options with a value equal to $8.0 million, with a per share exercise price equal to the closing price of a share of our Class A common stock on the grant date, with one-third of the shares subject to the options vesting on January 1, 2019 and 1/12 of the shares subject to the options vesting every three months thereafter; (ii) time-based RSUs with a value equal to $8.0 million, with one-third of the RSUs vesting on January 1, 2019 and 1/12th of the RSUs vesting every three months thereafter; and (iii) PSUs with a value equal to $8.0 million with performance-based vesting in three annual tranches based on our achievement of performance goals for 2018, 2019 and 2020. In each case, vesting is subject to Mr. Wagner's continued status as a Service Provider through each vesting date. These grants are reflected in the "Outstanding Equity Awards at Year End" table above.
In addition, the amended employment agreement provides Mr. Wagner with enhanced termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.

Raymond E. Winborne
In 2016, we entered into an employment agreement with Raymond E. Winborne, which expires on December 31, 2020 (and is automatically extended for an additional one-year period, unless we or Mr. Winborne provide the other party written notice at least 30 calendar days before the extension date that the employment term under the agreement will not be extended) and provides that Mr. Winborne is an at-will employee. Mr. Winborne's current annual base salary is $500,000 and he is eligible for an annual target cash incentive payment equal to 100% of his base salary. Mr. Winborne's employment agreement also provided for a signing bonus of $45,000 and an aggregate relocation allowance of $225,000, all of which have been paid to Mr. Winborne. Mr. Winborne's employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
James M. Carroll
In 2015, we entered into an employment agreement with James M. Carroll, which had an original expiration date of December 31, 2017 (and is automatically extended for an additional one-year period, unless we or Mr. Carroll provide the other party written notice at least 30 calendar days before the extension date that the employment term under the agreement will not be extended) and provides that Mr. Carroll is an at-will employee. Mr. Carroll's current annual base salary is $515,000 and he is eligible for an annual target cash incentive payment equal to 60% of his base salary. Mr. Carroll's employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Nima J. Kelly
In 2016, we entered into an amended and restated employment agreement with Nima J. Kelly, which expires on December 31, 2021 (and is automatically extended for an additional one-year period, unless we or Ms. Kelly provide the other party with written notice at least 30 calendar days before the extension date that the employment term under the agreement will not be extended) and provides that Ms. Kelly is an at-will employee. Ms. Kelly's current annual base salary is $500,000 and she is eligible for an annual target cash incentive payment equal to 60% of her base salary. In September 2018, Ms. Kelly also received a special equity award with an aggregate value of $4.0 million, $3.5 million as RSUs and $0.5 million as PSUs, in satisfaction of the contractual commitment under her employment agreement with us, as described in the "Grants of Plan-Based Awards During 2018" table above. Ms. Kelly's employment agreement also provides her with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Andrew N. Low Ah Kee
Mr. Low Ah Kee was not a party to an employment agreement with us prior to February 2019. In connection with his appointment to Chief Operating Officer in February 2019, we entered into an employment agreement with Mr. Low Ah Kee, which expires on December 31, 2023 (and is automatically extended for an additional one-year period, unless we or Mr. Low Ah Kee provide the other party written notice at least 30 calendar days before the extension date that the employment term under the agreement will not be extended) and provides that Mr. Low Ah Kee is an at-will employee. Effective January 1, 2019, Mr. Low Ah Kee's annual base salary is $500,000 and he is eligible for an annual target bonus of 100% of his base salary. Mr. Low Ah Kee's employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Potential Payments Upon Termination or Change in Control
Cash Benefits
Each of our NEOs who has entered into an employment agreement with us as described above is entitled to the following cash severance under his or her employment agreement:
Potential Payments if Terminated by Us for "Cause" or by the NEO other than for "Good Reason"
All NEOs. If an NEO's employment is terminated either by us for "cause" (other than by reason of death or "disability") or by the NEO other than for "good reason" (as such terms are defined in his or her employment agreement), the NEO will receive:

•	the NEO's base salary accrued through the termination date; plus

•	reimbursement within 60 days following submission by the NEO of any unreimbursed expenses; plus

•
any fully vested and non-forfeitable employee benefits to which NEO may be entitled under the Company's employee benefits plan (collectively, these payments are referred to as the Accrued Obligations).

Potential Payments if Terminated by Us Without "Cause" or by the NEO for "Good Reason"
All NEOs (other than Ms. Kelly). If an NEO's employment is terminated either by us without "cause" (other than by reason of death or "disability") or by the NEO for "good reason", and in each case the termination occurs outside of the period beginning three months prior to and ending 18 months following a "change in control" (as defined in his employment agreement, and such period, the Change in Control Period), the NEO will receive a lump sum cash severance payment equal to the following:

•	the Accrued Obligations; plus

•	100% of the NEO's annual base salary rate as then in effect (50%, in the case of Mr. Carroll); plus

•	any earned but unpaid annual cash bonus for a prior year; plus

•	a pro-rated amount of the target annual cash bonus for the year of termination; plus

•	12 months of the cost of health insurance under COBRA (6 months, in the case of Mr. Carroll and 18 months, in the case of Mr. Wagner).
Ms. Kelly. If Ms. Kelly's employment is terminated either by us without "cause" (other than by reason of death or "disability") or by her for "good reason", she will receive a lump sum cash severance payment equal to the following:

•	the Accrued Obligations; plus

•	75% of the her annual base salary rate as then in effect; plus

•	any earned but unpaid annual cash bonus for a prior year; plus

•	a pro-rated amount of the target annual cash bonus for the year of termination; plus

•	9 months of the cost of health insurance under COBRA.
Potential Payments if Terminated by Us for "Cause" or by the NEO other than for "Good Reason" During the Change in Control Period
All NEOs ( other than Ms. Kelly). If the NEO's employment is terminated either by us without "cause" (other than by reason of death or "disability") or by the NEO for "good reason" during the Change in Control Period, the NEO will receive a lump sum cash severance payment equal to the following:

•	the Accrued Obligations; plus

•	150% of the NEO's annual base salary rate as then in effect (75%, in the case of Mr. Carroll); plus

•	any earned but unpaid annual cash bonus for a prior year; plus

•	150% of the target annual cash bonus for the year of termination (75%, in the case of Mr. Carroll) or, if higher, the date immediately prior to the change in control; plus

•	18 months of the cost of health insurance under COBRA (12 months, in the case of Messrs. Low Ah Kee and Winborne and 9 months, in the case of Mr. Carroll).
Termination by Reason of Death or "Disability"
All NEOs. If an NEO's employment is terminated by reason of death or "disability" (as such term is defined in his or her employment agreement), the NEO will receive a lump sum cash severance payment equal to the following:

•	the Accrued Obligations; plus

•	any earned but unpaid annual cash bonus for a prior year; plus

•	a pro-rated amount of the target annual cash bonus for the year of termination.

In order to receive the cash severance benefits described above, the NEO must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement, as applicable, for up to twelve months as set forth in his or her employment agreement following the termination date.
In the event any of the payments provided for under these employment agreements, or otherwise payable to the NEO, would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he or she would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. No employment agreement with any of our NEOs provides for any tax gross-up payments.
Equity Benefits
The following benefits apply to stock options granted to our NEOs prior to 2016:

•
Each NEO's stock option agreement provides that upon a "change in control" (as defined in the 2011 Incentive Plan), 100% of the NEO's unvested Time Options and Performance Options will vest and become exercisable immediately prior to the change in control if, as a result of such change in control, (i) KKR, Silver Lake and TCV, at the time of the change in control, achieve an internal rate of return of at least 25% or (ii) KKR, Silver Lake and TCV, at the time of the change in control, earn at least three times the purchase price they paid for their equity interest, whether acquired, directly or indirectly, in each case, based on cash received by KKR, Silver Lake and TCV on a cumulative basis (excluding tax distributions and after deduction for any applicable transaction expenses), subject to the NEO's continued employment through the change in control.

•
In addition, to the extent any Time Options do not vest and remain outstanding as of a change in control, in the event an NEO's employment is terminated by us (or our successor) without "cause" or by the NEO for "good reason" during the Change in Control Period, such unvested Time Options will become immediately vested and exercisable.

In addition, under Mr. Wagner's amended employment agreement and effective as of January 1, 2018:

•
In the event of an involuntary termination of Mr. Wagner's employment outside of the Change in Control Period under the circumstances described above, Mr. Wagner is entitled to acceleration of his time-based equity awards that would have vested in the next 12 months, and acceleration of the prorated portion of his performance-based equity awards based on actual performance in the year of termination, as set forth in his amended employment agreement, subject to him satisfying the same conditions as applicable to the cash severance benefits described above.

•
In the event of an involuntary termination of Mr. Wagner's employment during the Change in Control Period under the circumstances described above, Mr. Wagner is entitled to acceleration of all of his time-based and performance-based equity awards (with performance measured at target unless otherwise determined in the applicable award agreement), as set forth in his amended employment agreement, subject to him satisfying the same conditions as applicable to the cash severance benefits described above.

In addition, pursuant to Ms. Kelly's amended and restated employment agreement, if Ms. Kelly's employment with us ends after December 31, 2019 for a reason other than a termination for "cause", all unvested and outstanding RSUs and PSUs promised to her in 2016, 2017 and 2018 will have their vesting accelerated.

Termination of Employment Unrelated to a Change in Control

Name	Salary Continuation ($)(1)	Target Annual Cash Bonus ($)(2)	Accelerated Vesting of Equity Awards($)(3)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Scott W. Wagner	750,000	750,000	12,686,052	32,452	14,218,504
Raymond E. Winborne	500,000	500,000	—	20,458	1,020,458
James M. Carroll	257,500	309,000	—	10,817	577,317
Nima J. Kelly	375,000	300,000	—	16,226	691,226
Andrew Low Ah Kee(4)	—	—	—	—	—

(1)	This amount is based on each NEO's base salary as was in effect on December 31, 2018.

(2)	This amount is based on each NEO's target cash bonus amount as was in effect on December 31, 2018.

(3)
The amount represents the intrinsic value of the equity awards held by Mr. Wagner that would vest on an accelerated basis in connection with termination of employment outside the Change in Control Period pursuant to Mr. Wagner's amended employment agreement and described under the "Equity Benefits" section above. The acceleration of Mr. Wagner's performance-based equity award is pro-rated and calculated based on actual performance in the year of termination. For this purpose, we are assuming an achievement level of 100%. The intrinsic value of the accelerated portions of each award is determined by multiplying (a) the fair market value per share of our Class A common stock on December 31, 2018 of $65.62 (and, in the case of stock options, less the exercise price per share in effect under each stock option) by (b) the number of unvested shares that would vest on an accelerated basis under such award. This amount assumes the accelerated vesting resulting from the termination of employment occurred on December 31, 2018.

(4)
Mr. Low Ah Kee was not a party to an employment agreement with us as of December 31, 2018, and therefore was not entitled to any severance benefits if his employment was terminated as of December 31, 2018.

Termination of Employment in Connection with a Change in Control

Name	Salary Continuation ($)(1)	Target Annual Cash Bonus ($)(2)	Accelerated Vesting of Equity Awards ($)(3)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Scott W. Wagner	1,125,000	1,125,000	26,858,468	32,452	29,140,920
Raymond E. Winborne	750,000	750,000	—	20,458	1,520,458
James M. Carroll	386,250	231,750	—	16,226	634,226
Nima J. Kelly	375,000	300,000	—	16,226	691,226
Andrew Low Ah Kee(4)	—	—	1,342,331	—	1,342,331

(1)	This amount is based on each NEO's base salary as was in effect on December 31, 2018.

(2)	This amount is based on each NEO's target bonus amount as was in effect on December 31, 2018.

(3)
For Mr. Wagner, the amount represents the intrinsic value of the equity awards held by Mr. Wagner that would vest on an accelerated basis in connection with termination of employment during the Change in Control Period pursuant to Mr. Wagner's amended employment agreement and described under the "Equity Benefits" section above. The acceleration of Mr. Wagner's performance-based equity award assumes target level of achievement. The intrinsic value of the accelerated portions of each award is determined by multiplying (a) the fair market value per share of our Class A common stock on December 31, 2018 of $65.62 (and, in the case of stock options, less the exercise price per share in effect under each stock option) by (b) the number of unvested shares that would vest on an accelerated basis under such award. This amount assumes the accelerated vesting resulting from the termination of employment occurred on December 31, 2018.

For Mr. Low Ah Kee, the amounts represent the intrinsic value of the Time Options that would vest on an accelerated basis in connection with termination of employment in connection with a change in control, as described under the "Equity Benefits" section above. Such intrinsic value is determined by multiplying (a) the amount by which the fair market value per share of our Class A common stock on December 31, 2018 of $65.62 exceeded the exercise price per share in effect under each stock option by (b) the number of unvested shares that would vest on an accelerated basis under such stock option. These amounts assume the accelerated vesting resulting from the termination of employment occurred on December 31, 2018.

(4)
Mr. Low Ah Kee was not a party to an employment agreement with us as of December 31, 2018, and therefore was not entitled to any salary or bonus severance or continued health benefits if his employment was terminated as of December 31, 2018.

CEO Pay Ratio
Under SEC rules, we are required to provide information regarding the relationship between the total annual compensation of Mr. Wagner, our CEO, and the total annual compensation of our median employee (other than Mr. Wagner). For our last completed fiscal year, which ended December 31, 2018:

•	The median of the total annual compensation of all of our employees (other than Mr. Wagner and including our consolidated subsidiaries) was $65,078.

•	Mr. Wagner's total annual compensation, as reported in the Summary Compensation Table included in this Proxy Statement, was $22,520,839.

•	Based on the above, for fiscal 2018, the ratio of Mr. Wagner's total annual compensation to the median of the total annual compensation of all employees was 346 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and is based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratios. Accordingly, the pay ratios disclosed by other companies may not be comparable to our pay ratio as disclosed above.
In light of the meaningful equity compensation granted to Mr. Wagner in connection with his appointment as CEO in 2018, we expect our 2018 CEO pay ratio to be significantly higher than our CEO pay ratio in future years when we are not providing compensation to onboard a new CEO.
The methodology we used to calculate the pay ratio is as follows:

•
We determined the median of the total annual compensation of our employees as of October 31, 2017, at which time we (including our consolidated subsidiaries) had 5,751 full-time and 229 part-time and temporary employees, 4,735 of whom were located in the United States, or the U.S., and 1,245 (or approximately 21% of our total employee population) of whom were located outside of the U.S. In accordance with the permitted methodology for determining the "median employee", we excluded from our calculations: (i) 1,082 employees who are located outside of the U.S. (or approximately 18% of our total employee population) who were hired in connection with mergers and acquisitions completed in 2017; and (ii) 163 other employees, representing less than 5% of our total employees, who are located outside of the U.S. in the following countries: 4 in Australia, 21 in Brazil, 18 in Canada, 12 in China, 14 in India, 7 in Israel, 21 in Mexico, 11 in the Netherlands, 47 in Serbia, 2 in Singapore and 8 in the United Kingdom.

•
To determine the median employee, we then compared the amount of salary, wages and tips of our U.S. employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for the taxable year ending December 31, 2016. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the wages paid to any employee.

•
Once we identified our median employee, we estimated the median employee's total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median total annual compensation disclosed above. With respect to Mr. Wagner's total annual compensation, we used the amount reported in the "Total" column of the 2018 Summary Compensation Table included in the Proxy Statement.

We have not selected a new median employee for this year's pay ratio disclosure. While our included employee population has increased by approximately 40% between October 31, 2017 and December 31, 2018 due to the inclusion of employees added as part of our 2017 acquisition of HEG, other acquisitions and increased hiring, we believe selecting a new median employee would not result in a significant change in the pay ratio disclosure. In reaching this conclusion, we reviewed salary as reflected in our payroll records for the taxable year ending December 31, 2018 for a sampling of our employees in the locations where we have most of our employees (U.S., United Kingdom, Germany and Romania) and grouped those employees by location and position or role.

Risk Assessment and Compensation Practices
Our management assesses and discusses with our Compensation Committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•
our incentive compensation plan reflects a pay for performance philosophy rewarding NEOs and other eligible employees for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;

•	our equity awards generally include multi-year vesting schedules requiring long-term employee commitment; and

•	we regularly monitor short- and long-term compensation practices to determine whether management's objectives are satisfied.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2018. On January 1, 2019, the number of shares available for issuance under our equity incentive plan automatically increased by 6,992,133 and the number of shares available for issuance under our employee stock purchase plan increased by 1,000,000, each pursuant to the terms of such plan. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights (#)	(b) Weighted-Average Exercise Price of Outstanding Stock Options, Warrants and Rights ($/Share)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(2)
Equity compensation plans approved by stockholders	9,884,811	40.85	22,277,273
Equity compensation plans not approved by stockholders	4,998,192	12.10	—
Total	14,883,003		22,277,273

(1)	The weighted-average exercise price does not include shares to be issued in connection with the settlement of RSUs or PSUs, as such awards do not have an exercise price.

(2)	Includes shares available for future issuance under our equity incentive plan and our employee stock purchase plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of March 31, 2019 by:

•	each of our named executive officers;

•	each person or group, who beneficially owned more than 5% of our common stock; and

•	all of our current directors and executive officers as a group.
The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days, including those shares of our Class A common stock issuable upon exchange of LLC Units (together with corresponding shares of our Class B common) on a one-for-one basis, subject to the terms of the Exchange Agreement. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Class A Common Stock		Number of Shares Class B Common Stock		Combined Voting Power(2)
	Number	%	Number	%	Number	%
Directors and Named Executive Officers:
Scott W. Wagner(3)	1,506,976	*	110,229	6.7%	1,617,205	*
Raymond E. Winborne(4)	195,434	*	—	*	195,434	*
James M. Carroll(5)	92,592	*	—	*	92,592	*
Nima J. Kelly(6)	89,995	*	100,000	6.0%	189,995	*
Andrew Low Ah Kee(7)	139,557	*	—	*	139,557	*
Herald Y. Chen(8)	—	*	—	*	—	*
Caroline Donahue	—	*	—	*	—	*
Mark Garrett	3,927	*	—	*	3,927	*
Gregory K. Mondre(9)	—	*	—	*	—	*
John I. Park(8)	—	*	—	*	—	*
Charles J. Robel(10)	94,853	*	10,382	*	105,235	*
Ryan Roslansky	—	*	—	*	—	*
Brian H. Sharples	10,631	*	—	*	10,631	*
Lee E. Wittlinger(9)	—	*	—	*	—	*
All current executive officers and directors as a group (16 persons)(11)	2,188,856	1.2%	220,611	13.3%	2,409,467	1.3%
5% Equity Holders:
Entities affiliated with Vanguard(12)	14,701,520	8.4%	—	*	14,701,520	8.3%
Entities affiliated with Capital Research(13)	14,033,986	8.0%	—	*	14,033,986	7.9%
Entities affiliated with Wellington(14)	10,640,990	6.1%	—	*	10,640,990	6.0%
Entities affiliated with BlackRock(15)	10,020,727	5.7%	—	*	10,020,727	5.7%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Subject to the terms of the Exchange Agreement, shares of our Class B common stock (together with the corresponding LLC Units) are exchangeable for shares of our Class A common stock on a one-for-one basis. See "Certain Relationships and Related Party and Other Transactions-Exchange Agreement."

(2)	Represents percentage of voting power of the Class A common stock and Class B common stock of GoDaddy voting together as a single class.

(3)	Class A common stock beneficially owned by Mr. Wagner includes 1,441,366 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2019.

(4)	Class A common stock beneficially owned by Mr. Winborne includes 135,609 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2019.

(5)	Class A common stock beneficially owned by Mr. Carroll includes 76,312 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2019.

(6)	Class A common stock beneficially owned by Ms. Kelly includes 37,183 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2019.

(7)	Class A common stock beneficially owned by Mr. Low Ah Kee includes 124,017 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2019.

(8)	The address of Messrs. Chen and Park is c/o Kohlberg Kravis Roberts & Co. LLP, 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(9)
The address of Mr. Mondre is c/o Silver Lake Partners, 55 Hudson Yards, 550 West 34th Street, New York, NY 10001. The address of Mr. Wittlinger is c/o Silver Lake Partners, 2775 Sand Hill Road #100, Menlo Park, CA 94025.

(10)	Class A common stock beneficially owned by Mr. Robel includes 53,627 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2019.

(11)
Class A common stock beneficially owned by our current executive officers and directors includes 1,909,812 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2019.

(12)
Based on information reported by The Vanguard Group, or Vanguard, on Schedule 13G filed with the SEC on February 11, 2019. Of the shares of Class A common stock beneficially owned, Vanguard reported that it has sole voting power over 126,491 shares, shared voting power over 30,427 shares, sole dispositive power over 14,548,750 shares and shared dispositive power over 152,770 shares. Vanguard listed its address as 100 Vanguard Blvd., Malvern, PA 19355.

(13)
Based on information reported by Capital International Investors, a division of Capital Research and Management Company, or Capital Research, on Schedule 13G filed with the SEC on February 14, 2019. Of the shares of Class A common stock beneficially owned, Capital Research reported sole voting power over 13,287,454 shares and sole dispositive power over all of the shares. Capital Research listed its address as 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, California 90025.

(14)
Based on information reported by Wellington Management Group LLP, or Wellington, on Schedule 13G filed with the SEC on February 12, 2019. Of the shares of Class A common stock beneficially owned, Wellington reported shared voting power over 7,908,831 shares and shared dispositive power over all of the shares. Wellington listed its address as 280 Congress Street, Boston, Massachusetts 02210.

(15)
Based on information reported by BlackRock, Inc., or BlackRock, on Schedule 13G filed with the SEC on February 8, 2019. Of the shares of Class A common stock beneficially owned, BlackRock reported sole voting power over 8,914,492 shares and sole dispositive power over all of the shares. BlackRock listed its address as 55 East 52nd Street, New York, New York 10055.

CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS
We describe below transactions, and series of similar transactions, during 2018 to which we were a party, or will be a party, in which:

•	the amounts involved exceeded, or exceeds, $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had, or will have, a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.
Policies and Procedures for Related Party Transactions
Our Audit and Finance Committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 and in which a related person has or will have a direct or indirect material interest. We have adopted a policy regarding transactions between us and related persons. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A common stock and Class B common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our Audit and Finance Committee charter provides that our Audit and Finance Committee shall review and approve or disapprove any related party transactions.
Desert Newco Amended and Restated Limited Liability Company Agreement
We directly, or indirectly through our wholly owned subsidiary GD Subsidiary Inc., hold LLC Units in Desert Newco and are the sole managing member of Desert Newco. As the sole managing member, we have the right to determine when distributions will be made to the members of Desert Newco and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If we authorize a distribution, such distribution will be made to the unit holders, including us, pro rata in accordance with their respective ownership interest, provided that we, as sole managing member, are entitled to non-pro rata distributions for certain fees and expenses.
Desert Newco is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income is allocated to its unit holders, including us. Pursuant to the Third Amended and Restated LLC Agreement of Desert Newco, dated March 31, 2015, or the LLC Agreement, Desert Newco makes pro rata cash distributions to its unit holders, calculated using an assumed tax rate, to help fund their tax obligations in respect of the cumulative taxable income, reduced by cumulative taxable losses, of Desert Newco allocated to them. Generally, these tax distributions are computed based on an assumed income tax rate equal to the sum of (i) the maximum marginal federal income tax rate applicable to an individual and (ii) 7%. The assumed income tax rate currently totals 46.6%, which will increase to 50.4% in certain cases when the tax on net investment income is applicable.
In addition, under the tax rules, Desert Newco is required to allocate taxable income disproportionately to its unit holders. Because tax distributions are determined based on the holder of LLC Units who is allocated the largest amount of taxable income on a per unit basis, but are made pro rata based on ownership, Desert Newco is required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes it would have otherwise paid. Desert Newco paid no tax distributions during 2018.
In addition to tax expenses, we also incur expenses related to our operations, plus payments under tax receivable agreements, or the TRAs, which we expect will be significant. We intend to cause Desert Newco to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow us to pay our taxes and operating expenses, including distributions to fund any ordinary course payments due under the TRAs. See "Tax Receivable Agreements" below for further discussion regarding our obligations under the TRAs.
Stockholder Agreement
In connection with our IPO, we entered into the Stockholder Agreement with Desert Newco, affiliates of each of KKR, Silver Lake, TCV and Mr. Parsons. The Stockholder Agreement contains provisions related to the composition of our Board and its committees. Following the February 2018 offering, TCV no longer held any shares of our Class A common stock and the voting provisions and Board composition provisions under our Stockholder Agreement relating to TCV terminated. Following the August

2018 offering, YAM no longer held any shares of our Class A common stock and the voting provisions and Board composition provisions relating to YAM terminated. Following the February 2019 offering, KKR and Silver Lake no longer held any shares of our Class A common Stock and the voting provisions and Board composition provisions under our Stockholder Agreement relating to KKR and Silver Lake terminated. As a result of the secondary offerings completed in 2018 and 2019, no party has a right to nominate a director to our Board.
Other Provisions
Under the Stockholder Agreement, we agreed, subject to certain exceptions, to indemnify KKR, Silver Lake, TCV and Mr. Parsons and various respective affiliated persons from certain losses arising out of the indemnified persons' investment in, or actual, alleged or deemed control or ability to influence, us.
Registration Rights Agreement
In connection with our IPO, we entered into an amended and restated registration rights agreement with KKR, Silver Lake, TCV, Mr. Parsons and certain other parties thereto, or the Registration Rights Agreement. As a result of the February 2018 offering, the August 2018 offering and the February 2019 offering, the rights under the Registration Rights Agreement were terminated.
Credit Facility
As of December 31, 2018, investment funds or accounts advised by KKR Credit Advisors (US) LLC held $10.4 million of the outstanding principal balance of our credit facility. During 2018, we made principal, interest and administrative fee payments totaling $1.5 million to such funds. For a detailed description of the credit facility, see note 10 to our audited financial statements, which are included in our 2018 Form 10-K.
Exchange Agreement
In connection with the consummation of our IPO, we and the Desert Newco pre-IPO owners entered into the Exchange Agreement under which they (or certain permitted transferees thereof) were granted the right, subject to the terms of the Exchange Agreement, to exchange their LLC Units (together with a corresponding number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units or all of the vested LLC Units held by such owner.
The LLC Agreement provides that as a general matter, each of Desert Newco's pre-IPO owners does not have the right to exchange LLC Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the pre-IPO owner may be subject or would cause a technical tax termination of Desert Newco.
We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that Desert Newco is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by us is correspondingly increased as we acquire the exchanged LLC Units, and a corresponding number of shares of Class B common stock are canceled.
Tax Receivable Agreements
We are a party to five TRAs. For a detailed description of our obligations under the TRAs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Payable to Related Parties Pursuant to the TRAs" and note 15 to our audited financial statements, which are included in our 2018 Form 10-K.
As of December 31, 2018, we have recorded a liability of $174.3 million payable to the related parties under the TRAs, which takes into account limitations on our use of the favorable tax attributes we acquired from exchanges of LLC Units by the parties to the TRAs. We have determined it is more-likely-than-not we will be unable to utilize all of our deferred tax assets subject to the TRAs; therefore, we have not recorded a liability under the TRAs related to the tax savings we may realize from the utilization of net operating loss carryforwards and the amortization related to basis adjustments created by exchanges of LLC Units. If utilization of these deferred tax assets becomes more-likely-than-not in the future, at such time, we will record liabilities under the TRAs of up to an additional $1,101.5 million as a result of basis adjustments under the Internal Revenue Code and up to an additional $372.3 million related to net operating loss and credit carryforwards, which will be recorded through charges to our statements of operations. However, if these tax attributes are not utilized in future years, it is reasonably possible no amounts would be paid under the TRAs. In this scenario, the reduction of the liability under the TRAs would result in a benefit to our statements of operations.
The payment obligations under the TRAs are obligations of GoDaddy Inc., not Desert Newco, and we expect the payments we are required to make under the TRAs will be substantial. The TRAs also provide that upon certain mergers, asset sales, other forms of business combinations or other changes of control, material amounts payable under the TRAs will be accelerated. The TRAs are subject to a number of risks and uncertainties. For a description of these risks, see "Risk Factors—Risks Related to Our Company and Our Organizational Structure", which are included in our 2018 Form 10-K.
Under the terms of the TRAs, we may not elect an early termination of the TRAs without the consent of a majority of our directors. Accordingly, we may be prevented from terminating the TRAs in circumstances where we determine it would be beneficial for us to do so, including potentially in connection with future strategic transactions.
Participation in our Secondary Offerings
We have completed several underwritten public offerings in which certain stockholders, including KKR, Silver Lake, YAM and certain of our executive officers sold shares of our Class A common stock. We did not receive any proceeds from the shares sold by the selling stockholders in these offerings. We used the net proceeds from the shares sold by us to pay expenses incurred in connection with the offerings. Each offering included the exchange of LLC Units (together with the corresponding shares of Class B common stock) for Class A common stock by the selling stockholders. Significant details for each offering are as follows:

Offering Date	Offering Price Per Share ($)	Shares Sold by GoDaddy (#)	Proceeds Received by GoDaddy ($ in millions)	Aggregate Shares Sold by Selling Stockholders (#)	LLC Units Exchanged by Selling Stockholders (#)
March 2018	59.21	—	—	16,916,000	12,820,834
May 2018	70.73	—	—	11,625,000	8,052,474
August 2018(1)	75.75	8,000	0.6	10,390,942	7,405,340
February 2019(2)	75.40	8,000	0.6	8,546,616	4,278,366

(1)	Following the August 2018 offering, YAM no longer owns shares of GoDaddy's common stock.

(2)	Following the February 2019 offering, KKR and Silver Lake no longer own shares of GoDaddy's common stock.
Other Transactions
We have granted stock options to our executive officers and certain of our directors. In connection with our IPO, we entered into revised severance agreements and confirmatory employment letters with each of our executive officers, including our NEOs, as well as revised change in control agreements with our NEOs, to clarify the terms of their employment. See "Non-Employee Director Compensation" and "Executive Compensation."
In September 2012, we entered into a partner agreement with First Data Merchant Services Corporation, or First Data, a subsidiary of First Data Corporation, pursuant to which we sell First Data's electronic commerce and payment solutions to our customers and receive a portion of all fees received by First Data from such customers. KKR and its affiliates have a significant ownership interest in First Data Corporation. During 2018, we received $0.7 million under this agreement.

In the ordinary course of business, we purchase and lease computer equipment, technology licensing, software maintenance and support and other products and services from various entities with whom affiliates of KKR and Silver Lake have significant ownership interests or from entities affiliated with members of our Board. Amounts paid to such entities during 2018, were as follows:

Entity Name	Amount Paid ($ in millions)
Dell, Inc.	$15.5
First Data Corporation	0.8
Clicktale	0.6
LinkedIn	0.2
Employment Agreement with Former Director
In May 2018, Elizabeth Rafael, a former member of our board of directors, was appointed as Chief Transformation Officer of the Company, effective May 14, 2018. Ms. Rafael's base salary is $450,000 for fiscal year 2018 and she received $268,269 in prorated compensation for this role during 2018. Ms. Rafael is also eligible for an annual cash bonus opportunity with a target equal to 60% of her base salary and she received a prorated cash bonus of $171,616 during 2018. Ms. Rafael also received $3,808 in 401(k) company matching during 2018. Additionally, Ms. Rafael received an equity award with an aggregate grant-date value of $1,601,756, comprised of 20,310 Time Options, 7,780 RSUs and 7,780 PSUs.
Limitation of Liability and Indemnification of Executive Officers and Directors
Our Certificate contains provisions limiting the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.
Any amendment to or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors are further limited to the greatest extent permitted by the DGCL.
In addition, our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating they were not required to file these forms, we believe that during 2018, all Section 16(a) filing requirements were satisfied on a timely basis, except for Ms. Donahue's Form 4 filed on August 2, 2018, Mr. Mondre's Form 4 filed on March 4, 2019 reporting two 2018 transactions, the Form 4 filed May 2, 2018 for Barbara Rechterman (our former Chief Marketing Officer), Mr. Robel's Form 4 filed June 13, 2018, Mr. Roslansky's Form 4 filed on August 2, 2018 and Mr. Sharples' Form 4 filed on June 13, 2018.
2018 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2018 are included in our 2018 Form 10-K. This proxy statement and our 2018 annual report are posted on our website at https://aboutus.godaddy.net/investor-relations/financials and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2018 annual report without charge by sending a written request to GoDaddy Inc., Attention: Investor Relations, 14455 N. Hayden Road, Scottsdale, Arizona 85260.
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Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important for your shares of our common stock to be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Scottsdale, Arizona
April 25, 2019